Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES

OF

COMMON STOCK

OF

VETERINARY PET INSURANCE COMPANY

AT $13.80 PER SHARE

BY

SCOTTSDALE INSURANCE COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MAY 30, 2008, UNLESS THE OFFER IS EXTENDED.

Scottsdale Insurance Company, hereby offers to purchase all outstanding shares of common stock of Veterinary Pet Insurance Company, or “VPI,” owned by shareholders other than Scottsdale Insurance Company, or “SIC,” at a price of $13.80 per share in cash, without interest, on the terms, and subject to the conditions, specified in this Offer to Purchase and the related Letter of Transmittal. This offer is conditioned on, among other things, the tender of at least 850,000 of the issued and outstanding shares of VPI common stock owned by VPI shareholders other than shares owned by SIC. SIC currently owns approximately 65% of the outstanding common stock of VPI. The tender offer is also subject to certain other conditions described in “Offer Terms,” Section 11 (“Certain Conditions of the Offer”). The tender offer is not conditioned on SIC obtaining any financing or the approval of VPI’s board of directors.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TENDER OFFER OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TENDER OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Any VPI shareholder desiring to tender all of such shareholder’s VPI shares should, as applicable, (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such shareholder’s certificates for the tendered VPI shares and any other required documents to the Depositary (as defined herein), (2) follow the procedure for transfer of VPI shares set forth in Section 3, “The Offer – Procedure for Tendering Shares” or (3) request such shareholder’s trust company or other nominee to tender VPI shares for such shareholder. A shareholder whose VPI shares are registered in the name of a trust company or other nominee must ask such trust company or other nominee to tender VPI shares as the registered shareholder.

Questions and requests for assistance may be directed to the information agent for the Offer, Georgeson Inc. (“Information Agent”), at its telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent.

The date of this Offer to Purchase is May 1, 2008.

ii

iii

SUMMARY TERM SHEET

This Summary Term Sheet highlights important information from this Offer to Purchase but is only intended to be an overview. We urge you to read carefully the remainder of this Offer to Purchase and the related Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this Summary Term Sheet. “SIC,” “we” or “us” as used in this Offer to Purchase refers to Scottsdale Insurance Company and “VPI” refers to Veterinary Pet Insurance Company. “Offer” refers to the tender offer being made by SIC, the terms and conditions of which are described in this Offer to Purchase and the related Letter of Transmittal.

SIC is making the Offer, which consists of an offer to purchase all outstanding shares of common stock of VPI, other than shares held by SIC, at a price of $13.80 per share in cash, without interest, on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal. See “Offer Terms,” Section 1 (“General Terms and Conditions”), for a description of the terms of the Offer.

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SIC owns approximately 65% of the outstanding VPI shares. As of March 31, 2008, there are 5,785,743 VPI shares outstanding, of which SIC owns 3,743,556 shares. See “Introduction” and “Offer Terms,” Section 8 (“Certain Information Concerning SIC”).

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We will pay $13.80 per share in cash for all VPI shares on the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal. See “Introduction” and “Offer Terms,” Section 1 (“General Terms and Conditions”).

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This offer is conditioned upon a minimum tender of at least 850,000 of the issued and outstanding shares of VPI common stock owned by VPI shareholders other than shares owned by SIC. As of March 31, 2008, 2,042,187 shares of issued and outstanding VPI common stock are owned by shareholders other than SIC. See “Offer Terms,” Section 11 (“Certain Conditions of the Offer”).

•

Shareholders who elect to participate in this Offer must tender all of their VPI shares. No partial tenders of VPI shares will be accepted. See “Offer Terms,” Section 3 (“Procedure for Tendering Shares”).

•

VPI’s Independent Director has considered and evaluated the Offer from SIC and recommends that all VPI shareholders not affiliated with SIC (the “Unaffiliated Shareholders”) tender their VPI shares pursuant to the Offer. VPI’s Independent Director has indicated that he will tender all VPI shares held by him. See “Special Factors,” Section 3 (“Position of VPI’s Independent Director Regarding the Fairness of the Offer”) and Section 6 (“VPI’s Independent Director Recommends that the Unaffiliated Shareholders Accept the Offer and Tender their VPI Shares Pursuant to the Offer”).

•

The Offer is not conditioned on SIC obtaining any financing. SIC has available all of the cash necessary to fund its purchase of all of the outstanding VPI shares not owned by SIC. See “Offer Terms,” Section 10 (“Source and Amount of Funds”).

•

VPI shareholders who sell their shares in the Offer will not be entitled to a judicial appraisal of the fair value of their VPI shares under California law. Your decision to tender shares is voluntary on your part. However, please note that if you elect not to tender your shares, you will continue to hold shares in a highly illiquid company, and there is no assurance that another liquidity event or transaction will occur in the future. See “Introduction” and “Offer Terms,” Section 9 (“Merger; Appraisal Rights”).

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

Who is offering to buy my securities?

Scottsdale Insurance Company (“SIC”), an Ohio corporation, is offering to buy your VPI shares as described in this Offer to Purchase. SIC owns approximately 65% of the outstanding VPI shares. See “Offer Terms,” Section 8 (“Certain Information Concerning SIC”) for further information about SIC.

How much is SIC offering to pay and what is the form of payment?

SIC is offering to pay $13.80 per share in cash, without interest, for each VPI share tendered pursuant to the Offer. See “Offer Terms,” Section 1 (“General Terms and Conditions”), for information about the terms of the Offer. The $13.80 per share consideration payable in the Offer has been determined to be fair from a financial point of view by Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC (“FPK”) on April 30, 2008. See the Opinion of FPK attached hereto as Annex A. FPK served as the financial advisor to VPI’s Independent Director in connection with the Offer.

Will I have to pay any fees or commissions?

If you are the record owner of your VPI shares and you tender your shares to us in the Offer, you will not have to pay fees or similar expenses. If you own your shares through a nominee, and your nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your nominee to determine whether any charges will apply. See “Offer Terms,” Section 3 (“Procedure for Tendering Shares”).

How will United States taxpayers be taxed for United States federal income tax purposes?

If you are a United States taxpayer, your receipt of cash for your VPI shares in the Offer will be a taxable transaction for United States federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the Offer and (ii) your adjusted tax basis in the VPI shares you sell in the Offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long-term capital gain or loss if you have held the shares for more than one year at the time the Offer is completed. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you. See “Offer Terms,” Section 5 (“Certain United States Federal Income Tax Consequences of the Offer”).

Does SIC have the financial resources to make payment?

Yes. SIC has available all of the cash necessary to fund the purchase of all the outstanding VPI shares not owned by SIC. As of December 31, 2007, SIC had cash and cash equivalents available of $83 million and statutory policyholders’ surplus of $534 million. The Offer is not conditioned on SIC obtaining any financing. See “Offer Terms,” Section 10 (“Source and Amount of Funds”).

What is the most significant condition to the Offer?

The Offer is conditioned on, among other things, satisfaction of the minimum tender condition. The minimum tender condition requires that at least 850,000 of the issued and outstanding shares of VPI common stock owned by VPI shareholders other than shares owned by SIC be validly tendered (the “Minimum Condition”) in order for the Offer to be consummated. See the “Introduction” and “Offer Terms,” Section 11 (“Certain Conditions of the Offer”) for a more detailed description of all of the conditions to which the Offer is subject.

How long do I have to decide whether to tender my shares?

You may tender your VPI shares under the Offer until 5:00 p.m., New York City time, on Friday, May 30, 2008, which is the scheduled Expiration Date of the offering period, unless we decide to extend the offering period. See “Offer Terms,” Section 1 (“General Terms and Conditions”) and “Offer Terms,” Section 3 (“Procedure for Tendering Shares”), for information about tendering your shares.

Do I have to tender all of my VPI shares?

Yes. If you elect to participate in the Offer, you must tender all of your VPI shares. No partial tenders will be accepted from any shareholder. See “Offer Terms,” Section 3 (“Procedure for Tendering Shares”).

Can the Offer be extended and how will I be notified if the Offer is extended?

Yes, we may elect to extend the Offer in our sole discretion. We can do so by issuing a letter to all shareholders no later than the business day next following the scheduled Expiration Date of the Offer. The letter would state the approximate number of VPI shares tendered as of that time and would announce the extended Expiration Date. See “Offer Terms,” Section 1 (“General Terms and Conditions”) for information about extension of the Offer.

Will there be a subsequent offering period?

We may elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased VPI shares tendered in the Offer, during which shareholders may tender, but not withdraw, their VPI shares and receive the Offer consideration.

What is the difference between an extension of the Offer and a subsequent offering period?

If we extend the Offer, we will not accept or pay for any VPI shares until the extension expires, and you will be able to withdraw your shares until then. A subsequent offering period, if there is one, will occur after we have accepted, and become obligated to pay for, all VPI shares that are properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. VPI shares that are properly tendered during a subsequent offering period will be accepted and paid for as they are received, and therefore cannot be withdrawn. See “Offer Terms,” Section 1 (“General Terms and Conditions”) for information about an extension of the Offer and any subsequent offering period.

How do I tender my shares?

If you hold the certificates for your VPI shares, you should complete the enclosed Letter of Transmittal and enclose all the documents it requires, including your certificates, and send them to the Depositary at the address listed on the back cover of this Offer to Purchase. The Depositary must receive all required documents before the Expiration Date of the Offer, which is Friday, May 30, 2008, unless extended. See “Offer Terms,” Section 3 (“Procedure for Tendering Shares”) for more information on the procedures for tendering your VPI shares.

How can I participate in the Offer if I hold options to acquire shares of VPI?

Holders of exercisable options to purchase shares of common stock of VPI may conditionally exercise any or all of those options by following the special instructions and procedures for option holders described in Section 3, “Procedures for Tendering Shares—Conditional Option Exercises.” The conditional exercise will not take effect unless SIC accepts tendered VPI shares for purchase pursuant to the Offer. Option holders who conditionally exercise their options will receive, for each share underlying the exercised options, an amount per share equal to $13.80 less the exercise price and less any withholding taxes. Alternatively, holders of options may exercise their options in advance of the expiration of the Offer and tender the VPI shares acquired upon exercise by following the instructions and procedures for tendering shareholders described in Section 3 (“Procedures for Tendering Shares—Conditional Option Exercises”).

Until what time can I withdraw previously tendered VPI shares?

The tender of your VPI shares may be withdrawn at any time before the Expiration Date of the Offer. This right to withdraw will not apply to shares tendered in any subsequent offering period, if one is provided. See “Offer Terms,” Section 4 (“Rights of Withdrawal”) for more information.

How do I withdraw previously tendered VPI shares?

You must notify the Depositary at the address and telephone number listed on the back cover of this Offer to Purchase, and the notice must include the name of the shareholder that tendered the VPI shares and the name in which the tendered shares are registered. Any withdrawal must be of all VPI shares previously tendered. For more information about the procedures for withdrawing your previously tendered VPI shares, see “Offer Terms,” Section 4 (“Rights of Withdrawal”).

If SIC consummates the Offer, what will happen to shares that are not tendered in the Offer?

If the Offer is successful, SIC will own more than 79% of the outstanding VPI shares (and 78% on a fully diluted basis assuming the exercise of all options). If enough shares are tendered in the Offer so that SIC would own 90% or more of the outstanding VPI shares, SIC may, but has not yet decided to, cause VPI to merge with and into a wholly owned subsidiary of SIC through a “short-form” merger under the California General Corporation Law without a vote of, or prior notice to, VPI’s remaining shareholders (the “Merger”). As a result of the Merger, if consummated, SIC would pay $13.80 per share in cash as the consideration in the Merger to VPI shareholders who do not tender their shares and who do not exercise their appraisal rights, which is the same amount as the Offer price, and SIC would then own all of the equity interests of VPI.

Will I have the right to have my VPI shares appraised?

If you decide to tender your VPI shares in the Offer, you will not be entitled to exercise statutory appraisal rights under California law. If you do not tender your VPI shares in the Offer and the Merger occurs, you will be entitled to pursue dissenters’ rights and demand a judicial appraisal of the fair value of your VPI shares plus a fair rate of interest, if any, from the date of the Merger instead of receiving the $13.80 per share cash consideration paid for VPI shares in the Offer. The appraised value may be more than, less than or the same as the $13.80 per share cash consideration we pay in the Offer and the Merger. See “Offer Terms” Section 9 (“Merger; Appraisal Rights”).

When does SIC expect to complete the Offer?

SIC expects to complete the Offer on Friday, May 30, 2008, the initial scheduled Expiration Date. However, SIC may extend the Offer if the conditions to the Offer have not been satisfied at the scheduled Expiration Date or if SIC is required to extend the Offer under the rules of the Securities and Exchange Commission, or the “SEC.”

Has VPI’s Independent Director evaluated the Offer?

Yes. VPI’s Independent Director has considered and evaluated the Offer and recommends that the Unaffiliated Shareholders accept the Offer and tender their VPI shares pursuant to the Offer. VPI’s Independent

Director has indicated that he will tender all VPI shares held by him. In addition to the Independent Director, there are four other members of the VPI Board of Directors (the “Board”). Because three members of the Board are affiliated with SIC and the fourth was formerly employed by an affiliate of SIC, those directors have recused themselves and will not make any recommendation with respect to the Offer. For additional information on the actual and potential conflicts of interest that SIC’s and VPI’s board members and executive officers may have in the Offer, see “Offer Terms,” Section 8 (“Certain Information Concerning SIC—Interests of Executive Officers and Directors of SIC”).

Has an opinion regarding the fairness of the $13.80 per share cash consideration in the Offer been obtained?

VPI’s Independent Director has obtained from FPK an opinion that the $13.80 per share cash consideration in the Offer, from a financial point of view, is fair to VPI’s shareholders. See “Special Factors,” Section 4 (“Reports, Opinions and Appraisals/Company Projections”) for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. See the Opinion of FPK attached hereto as Annex A.

What is the effect of the April 9, 1997 1-for-8 reverse stock split on my VPI holdings?

On April 9, 1997, and with the approval of VPI’s then Board of Directors and shareholders, VPI filed an amendment to its Articles of Incorporation reflecting a 1-for-8 reverse stock split. If you received or paid for VPI shares prior to April 9, 1997, or if you were granted employee incentive stock options prior to April 9, 1997, your shares or incentive stock options were adjusted on VPI’s corporate records to reflect the 1-for-8 reverse stock split. This means that if you did not replace your pre-April 9, 1997 VPI share certificates to reflect the correct post-split amounts, then your pre-split share certificate in your possession reflects a greater number of VPI shares than what in fact you currently own.

My share certificates are in the name of California Veterinary Services, Inc. or Veterinary Pet Services, Inc. May I tender these shares?

Yes. Many shareholders may hold certificates showing a company name other than VPI, such as California Veterinary Services, Inc. or Veterinary Pet Services, Inc. The Company was named California Veterinary Services, Inc. until 1997 when it changed its name to Veterinary Pet Services, Inc. In 2005, Veterinary Pet Services, Inc. was merged into VPI, with VPI being the surviving company. Accordingly, you may tender share certificates in the Offer with the company name of VPI, Veterinary Pet Services, Inc. or California Veterinary Services, Inc.

What are the risks to me if I elect not to tender my VPI shares?

If you elect not to tender your shares, you will remain a shareholder in a highly illiquid company, with no assurance that there will ever be another liquidity event, such as another tender offer or buy-out. In addition to operational and business risks, as the Company continues to grow, it might require additional capital that could subject the remaining shareholders to capital calls. If a remaining shareholder is unable to meet these capital calls, that shareholder’s equity interest will be diluted. For instance, if VPI requires an additional $10,000,000 investment, and if SIC is the only shareholder willing to invest, SIC’s equity ownership percentage will increase, while the percentage ownership of the remaining shareholders will decrease. The foregoing future possibilities are not exhaustive, but are intended to be illustrative of the risks a non-tendering shareholder might encounter if he or she remains a VPI shareholder.

What are the risks to me if I elect to tender my VPI shares?

If you elect to tender your VPI shares, you will lose the ability to participate in the economic growth and wealth creation of the Company in the future. For example, if the Company’s financial performance dramatically exceeds the estimates set forth in its five year projections (see “Special Factors,” Section 5 (“VPI Financial Projections”)), the value per share of the Company could be considerably higher than the offer price.

Who can I talk to if I have questions about the Offer?

You can contact the information agent for the Offer, Georgeson Inc. (the “Information Agent”), at its telephone number set forth on the back cover of this Offer to Purchase.

No one is required to tender VPI shares in the Offer, and we urge you to make your own decision regarding acceptance of the Offer, including the adequacy of the Offer price, in light of your own investment objectives, your views as to VPI’s prospects and outlook and any other factors that you deem relevant to your investment decision. The Offer will be completed only if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied. See “Special Factors,” Section 1 (“Background of the Offer”) and “Special Factors,” Section 3 (“Position of VPI’s Independent Director Regarding the Fairness of the Offer”) for more detailed information.

THE DECISION TO TENDER SHARES IS VOLUNTARY ON YOUR PART. HOWEVER, PLEASE NOTE THAT IF YOU ELECT NOT TO TENDER YOUR VPI SHARES, YOU WILL CONTINUE TO HOLD SHARES IN A HIGHLY ILLIQUID COMPANY WITH NO MARKET FOR THE SHARES, AND THERE IS NO ASSURANCE THAT ANOTHER LIQUIDITY EVENT OR TRANSACTION WILL OCCUR IN THE FUTURE.

TO THE HOLDERS OF COMMON STOCK OF VPI:

INTRODUCTION

SIC hereby offers to purchase all outstanding shares of common stock, par value $0.18 per share, of VPI owned by shareholders other than SIC, at a price of $13.80 per share in cash, without interest, on the terms, and subject to the conditions, specified in this Offer to Purchase and the related Letter of Transmittal. The $13.80 per share consideration payable in the Offer represents the amount determined by SIC after negotiations with VPI’s Independent Director.

If you are a record owner of VPI shares, you will not be required to pay fees or commissions or, except as described in Instruction 5 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of shares in the Offer. Shareholders who hold their VPI shares through bankers or brokers should check with such institutions as to whether they charge any service fee for tendering shares on your behalf. If you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup United States federal income tax withholding of 28% of the gross proceeds payable to you. We will pay all charges and expenses of Mellon Investor Services LLC (the “Depositary”) and the Information Agent.

OUR OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE TENDER OF AT LEAST 850,000 OF THE SHARES OF VPI COMMON STOCK OWNED BY VPI SHAREHOLDERS OTHER THAN SIC. OUR OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE “OFFER TERMS,” SECTION 1 (“GENERAL TERMS AND CONDITIONS”) AND SECTION 11 (“CERTAIN CONDITIONS OF THE OFFER”).

The Minimum Condition requires the tender of at least 850,000 of the outstanding shares of VPI common stock owned by VPI shareholders other than SIC in order for the Offer to be consummated. As of March 31, 2008, SIC owned 3,743,556 shares of VPI common stock, or approximately 65% of the outstanding shares of VPI common stock. VPI had 5,785,743 shares outstanding as of March 31, 2008. As of March 31, 2008, 2,042,187 shares of issued and outstanding VPI common stock are owned by shareholders other than SIC.

If the Offer is successful, SIC will own more than 79% of the outstanding shares of VPI common stock. If SIC, as a result of the Offer, obtains 90% or more of the outstanding shares of VPI common stock, SIC may, but has not yet decided to, transfer all of its shares to a wholly owned subsidiary of SIC and cause that subsidiary to merge with VPI (the “Merger”) without a vote of, or prior notice to, VPI’s shareholders or the Board. See “Offer Terms,” Section 9 (“Merger; Appraisal Rights”). In such case, as a result of the Offer and the Merger, all of the common stock of VPI would be owned by SIC. In the Merger, each outstanding share, other than shares held by VPI shareholders who dissent from the Merger and who perfect their appraisal rights under the California General Corporation Law, will be converted into the right to receive the same $13.80 per share cash consideration that was paid in the Offer, without interest. See “Offer Terms,” Section 9 (“Merger; Appraisal Rights”).

VPI’s Independent Director has considered and evaluated the Offer from SIC and has recommended that the Unaffiliated Shareholders accept the Offer and tender their VPI shares pursuant to the Offer. The Board has four other directors besides the Independent Director. Because three members of the Board are affiliated with SIC and the fourth was formerly employed by an affiliate of SIC, those directors have recused themselves and will not make any recommendation with respect to the Offer.

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding our intent, belief or current expectations, including statements concerning our plans with respect to the acquisition of the VPI shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

•	general economic, capital market and business conditions;

•	terrorist attacks on the United States or international targets;

•	changes in insurance regulation;

•	changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations;

•	competitive factors in the insurance industry; and

•	the ability of SIC to execute successfully its insurance strategy after acquiring the VPI shares.

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MAY 30, 2008, UNLESS SIC EXTENDS IT.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

THE DECISION TO TENDER SHARES IS VOLUNTARY ON YOUR PART. HOWEVER, PLEASE NOTE THAT IF YOU ELECT NOT TO TENDER YOUR VPI SHARES, YOU WILL CONTINUE TO HOLD SHARES IN A HIGHLY ILLIQUID COMPANY WITH NO MARKET FOR THE SHARES, AND THERE IS NO ASSURANCE THAT ANOTHER LIQUIDITY EVENT OR TRANSACTION WILL OCCUR IN THE FUTURE.

SPECIAL FACTORS

1. Background of the Offer

VPI held an informational meeting for shareholders on December 21, 2005. At that meeting, several shareholders expressed a desire for liquidity for their VPI shares. They gave two primary reasons for their request. First, they pointed out that VPI’s common stock is not publicly traded and that no market exists for their shares, and that there has never been a liquidity event for their shares such as a tender offer, buy-out or initial public offering. Secondly, these shareholders indicated that many shareholders have held on to their VPI shares for a long period of time, in many cases in excess of twenty years, and many of these shareholders are retired and have cash needs.

VPI held an Annual Meeting of shareholders on July 12, 2006. At that meeting, several shareholders raised the same liquidity issues, and asked whether SIC, VPI’s majority owner, would be willing to buy the VPI shares of the Unaffiliated Shareholders. SIC stated that it would consider the request, but that legally it was under no obligation to provide liquidity to the Unaffiliated Shareholders, and that there could be no assurance that any liquidity transaction or event would occur.

In March 2007, SIC asked VPI’s Independent Director to begin evaluating possible ranges of values for VPI’s common stock. On April 30, 2007, a meeting was held at VPI’s headquarters to discuss the value of VPI and its share price. Two longstanding shareholders were invited by the Board to give their input. On June 12, 2007, these two shareholders were invited back to VPI’s headquarters to give further input from the minority shareholders’ perspective to SIC.

On July 12, 2007, VPI held an Annual Meeting of Shareholders. At that meeting, several shareholders again requested that SIC provide liquidity to the Unaffiliated Shareholders. SIC stated that it would consider the request, but that legally it was under no obligation to provide liquidity to the Unaffiliated Shareholders, and that there could be no assurance that any liquidity transaction or event would occur.

In or around September 2007, at the suggestion of an unaffiliated shareholder, the Board informally asked several large buy-out companies if they would have an interest in buying all of the shares held by the Unaffiliated Shareholders. The answer was uniformly negative because (i) buy-out firms typically purchase majority positions in companies and SIC was already in the majority position, and (ii) buy-out firms typically will not invest in companies where their exit strategy is unclear.

On March 13, 2008, SIC delivered a letter to the Board. The letter stated that SIC intended to make a tender offer for all of the common shares of VPI other than the shares held by SIC at a price of $11.60 per share. The letter stated that the Offer was conditioned on the tender of at least 850,000 VPI shares, and that tendering shareholders would be required to tender all of their VPI shares. The text of SIC’s tender offer letter is reproduced below:

March 13, 2008

Board of Directors

Veterinary Pet Insurance Company

3060 Saturn Street

Brea, California 92821

Ladies and Gentlemen:

This letter serves to express the intention of Scottsdale Insurance Company (“Scottsdale”) to make a tender offer for all of the shares of common stock of Veterinary Pet Insurance Company (“VPI”) not already owned by Scottsdale, at a price of $11.60 per share. The offer will be conditioned on 1) the tender of at least 850,000 shares, and 2) tendering shareholders must tender all of their shares. In addition, the offer will be subject to no material adverse developments in either VPI’s business or the economy in general, and no other externalities beyond Scottsdale’s control, such as acts of war, financial upheaval and the like. The tender offer will not be conditioned on Scottsdale obtaining any financing. Scottsdale’s interest in making the tender offer is subject to Scottsdale’s continuing due diligence, and with the understanding that VPI will undertake and complete a reconciliation of its shareholder records prior to the commencement of the tender offer period.

Scottsdale plans to make this tender offer primarily because of the liquidity concerns expressed by several longstanding VPI shareholders. Scottsdale has carefully assessed the value of the VPI shares and believes its offer price is fair to the VPI shareholders.

Scottsdale expects that VPI’s independent director will consider Scottsdale’s proposal and make a recommendation to VPI shareholders with respect to it. In addition, we expect and encourage the independent director to retain legal and financial advisors of his own choosing to assist in his review of Scottsdale’s proposal and the development of his recommendation.

Scottsdale’s intent is to commence this tender offer as soon as practicable after VPI’s independent director and his independent advisors evaluate the offer. Once the tender offer commences, offering materials will be mailed to all VPI shareholders. At that time, a detailed Offer to Purchase for Cash will be filed on Schedule TO with the Securities and Exchange Commission. Please direct any communications on this subject to the undersigned.

Very truly yours,

/s/ Peter W. Harper,

Vice President of Finance and Treasurer

Four of the five members of the Board decided to recuse themselves from participation in deliberations and negotiations regarding the Offer because they were either directly employed by SIC or an affiliate, or had formerly been so employed. In particular, Mr. Miller, who is VPI’s Chairman of the Board and President of SIC, elected to recuse himself, as did Mr. Tiepelman, who is a member of the Board and is Senior Vice President of Underwriting of SIC, as well as Ms. Hill, who is a Board member and the Executive Vice President and Chief Administrative Officer of Nationwide Mutual Insurance Company (“Nationwide”), SIC’s 100% owner, and Mr. Drent, who is VPI’s CEO and President and a Board member, and who was formerly Senior Vice President – Internal Audits of Nationwide Mutual Insurance Company. After discussion, and before recusal of the four members, the Board unanimously approved the following resolutions:

WHEREAS, the VPI Board has received a written tender offer from the Chief Financial Officer of Scottsdale Insurance Company to purchase for cash all of the shares of common stock of VPI other than those owned by Scottsdale;

WHEREAS, the VPI Board acknowledges it has certain duties as prescribed by Rule 14d-9 of the Securities Exchange Act of 1934;

WHEREAS, the VPI Board currently consists of five members, one of whom is a direct Nationwide employee (Ms. Terri Hill), two of whom work for Scottsdale (Messrs. Michael Miller and Gary Tiepelman), and one of whom formerly worked for Nationwide (Mr. Dennis Drent), and as the result thereof, four of the five VPI directors either are employed by Scottsdale or its affiliates or were previously so employed;

WHEREAS, to avoid potential conflicts, these four directors desire to and will recuse themselves from any evaluation of Scottsdale’s offer or negotiations with respect to tender offer price or bidding strategy;

WHEREAS, Mr. David J. Lancer is the outside independent director on the Board;

WHEREAS, the VPI Board desires that the outside independent director hire independent legal counsel of his own choosing, and a financial advisor of his own choosing to assess and evaluate the tender offer; and

WHEREAS, it is the desire and intent of the VPI Board to do everything in its power to authorize and enable the outside independent director to thoroughly analyze, evaluate and consider the Scottsdale tender offer.

NOW, THEREFORE, BE IT:

RESOLVED, that Messrs. Miller, Drent and Tiepelman, and Ms. Hill, because they are currently or formerly employed by Scottsdale or its affiliates, are hereby recused from any evaluation, consideration or negotiation involving Scottsdale’s tender offer for all shares of VPI common stock;

FURTHER RESOLVED, that Mr. David J. Lancer, the outside independent director, is hereby directed and empowered to evaluate Scottsdale’s tender offer and to analyze the offer and negotiate the offer with Scottsdale, and to otherwise discharge the Board’s obligations under Section 14d-9 of the Securities Exchange Act of 1934, as amended;

FURTHER RESOLVED, that Mr. Lancer is hereby authorized and empowered to hire separate independent legal counsel of his own choosing to advise him, with the condition that this counsel shall have never represented VPI, Scottsdale, or any of their affiliates and respective officers and directors;

FURTHER RESOLVED, that Mr. Lancer, is hereby authorized and empowered to hire a financial advisory firm of his own choosing for the purpose of assisting him in evaluating Scottsdale’s tender offer and for rendering a fairness opinion on the tender offer price from a financial point of view, if the advisory firm is able to do so;

FURTHER RESOLVED, that the reasonable fees and costs of Mr. Lancer’s independent legal counsel and financial advisory firm be borne by VPI, with invoices paid promptly upon submission, and that any indemnification required by the financial advisory firm be provided by VPI;

FURTHER RESOLVED, that all appropriate employees and officers of VPI shall be instructed to respond to inquiries made by Mr. Lancer, his counsel or his financial advisor; and all appropriate employees and officers shall provide to Mr. Lancer and his advisors any documents, financial statements and compilations as they may request;

FURTHER RESOLVED, that none of the recused VPI Board members, nor VPI management, nor VPI advisors or counsel, shall participate in any determination of tender offer price or bidding strategy, or in any negotiations that involve tender offer price or bidding strategy;

FURTHER RESOLVED, that VPI is hereby authorized to prepare and complete a VPI Supplement to be included in the offer materials to be sent to VPI shareholders, and that year end 2007 financial statements, and first quarter 2008 financial statements, prepared on a statutory accounting basis, be distributed to shareholders;

FURTHER RESOLVED, that all holders of qualified and non-qualified options and warrants be and hereby are permitted to exercise their vested options and warrants into the tender offer on a cashless basis, meaning that the holders do not have to exercise their options and warrants first in order to receive stock certificates to tender into the offer; rather, the holders will tender their options and warrants and will, if the tender offer is consummated, receive the difference between the tender offer price and the exercise price, without any deduction of fees or expenses; and

FURTHER RESOLVED, that Mr. Lancer is hereby authorized and empowered to take all other action, necessary or desirable, in order to fully and completely analyze and thoroughly consider Scottsdale’s tender offer with a view toward obtaining a fair price and a fair procedure for all VPI shareholders (other than Scottsdale).

The Independent Director then commenced his evaluation of the Offer. The Independent Director personally owns 28,285 VPI shares.

On March 20, 2008, VPI’s Independent Director hired the firm of Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC (“FPK”), as his independent valuation firm.

On March 31, 2008, the Independent Director hired the law firm of Hughes Hubbard & Reed LLP (“Hughes Hubbard”), as his independent counsel. Hughes Hubbard has never worked for or been engaged by VPI or any of its affiliates, including SIC. Hughes Hubbard has no expectation that it will be engaged in the future by VPI or any of its affiliates, including SIC.

On April 1, 2008, the Independent Director held an introductory telephone conference with Mr. Peter W. Harper, Vice President of Finance and Treasurer of SIC. Also present on the call were representatives of FPK and Mr. Lancer’s counsel, Hughes Hubbard, as well as two representatives from Nationwide. The call was introductory in nature and process and timing issues were discussed. Mr. Lancer asked SIC for written documentation explaining how SIC arrived at its offer price of $11.60 per share. SIC subsequently supplied Mr. Lancer, FPK and Hughes Hubbard with a general description of SIC’s valuation methodology.

On April 4, 2008, the Independent Director conducted due diligence at VPI. In attendance were representatives of FPK and Hughes Hubbard. VPI’s outside securities counsel was also in attendance. The Company’s management gave the Independent Director and his team an overview of the Company’s strategy, competitive position and financial condition. No price or bidding was discussed.

On April 7, 2008, the Company’s management held a due diligence conference call with Mr. Peter W. Harper, Vice President of Finance and Treasurer of SIC and two representatives from Nationwide. VPI’s outside securities counsel was also on the call. The purpose of the due diligence conference call was to share with SIC the same information that had been provided to the Independent Director, his counsel and FPK on April 4, 2008. No price or bidding was discussed.

On April 24, 2008, the Independent Director and his counsel held a telephonic pricing and negotiation call with Mr. Peter W. Harper, Vice President of Finance and Treasurer of SIC, SIC’s Vice President of Legal, and two representatives from Nationwide. The call lasted approximately 1 1/2 hours. During the call, the Independent Director asked for a higher price than $11.60. The discussion was inconclusive and the parties agreed to hold further discussions.

On April 25, 2008, the Independent Director and his counsel had another conference call to negotiate price with Mr. Harper of SIC, SIC’s Vice President of Legal, and two representatives from Nationwide. Again, the Independent Director asked SIC for a higher price per share. In response, SIC raised its bid to $13.30 per share. The Independent Director again asked SIC for a higher price. The discussions were inconclusive, but the parties agreed to schedule another conference call. The call lasted approximately one half hour.

On April 28, 2008, the Independent Director and his counsel had another telephone conference with Mr. Harper of SIC, SIC’s Vice President of Legal, and three representatives from Nationwide. Again, Mr. Lancer asked that the offer price per share be raised above $13.30. The call was inconclusive but the parties agreed to hold a further call that same day. The call lasted approximately 45 minutes.

A second telephone conference was held on April 28, 2008 between Mr. Lancer and his counsel and Mr. Harper of SIC, SIC’s Vice President of Legal, and three representatives from Nationwide. Again, Mr. Lancer asked for the offer price per share to be raised. In response, SIC raised its bid to $13.80 per share. Mr. Lancer stated he would consider the offer and consult with FPK to determine whether the price was fair from a financial point of view to the Unaffiliated Shareholders. The telephone conference lasted approximately 45 minutes.

After the call was completed, and on that same day, Mr. Lancer consulted with FPK as to the fairness of the $13.80 per share offer price. FPK indicated to Mr. Lancer that FPK would be able to issue a fairness opinion at $13.80 per share. Later that day, Mr. Lancer called Mr. Harper of SIC and SIC’s Vice President of Legal and indicated that he would recommend the $13.80 price per share to the Unaffiliated Shareholders.

2. Purpose of and Reasons for the Offer

The primary purpose of and reason for the Offer is to provide liquidity to the Unaffiliated Shareholders of VPI.

In addition, SIC’s management believes that it is in the best long-term interests of SIC to consummate the Offer because, among other reasons:

•	SIC desires to own more VPI shares and therefore increase its proportionate share of any future VPI growth and earnings;

•	SIC will have greater flexibility to make long-term investments in VPI as it will hold a larger percentage of VPI shares;

•	SIC will be better able to enhance VPI’s competitive position in the marketplace by utilizing SIC and its affiliates’ advertising outlets and distribution channels;

•

SIC will have greater operational flexibility to enhance VPI’s business and reduce VPI’s expenses by lending SIC and its affiliates’ resources in functional areas such as information technology, administration and regulatory compliance;

•	SIC is not currently interested in selling control of VPI, and because SIC controls a majority of the voting power in VPI, it can bar the sale of VPI to a third party; and

•	VPI will be better able to reduce the expense and resource allocation associated with investor administration, as the number of record owners of VPI shares will be reduced.

SIC’s Board of Directors, having come to a determination to pursue the acquisition of the VPI shares, considered transaction structure alternatives and determined to make a cash tender offer. In choosing this structure, SIC’s Board of Directors considered, among other things, the following factors:

•	a cash tender offer is a transaction structure that is commonly used to effect an acquisition of the minority interests in companies by its significant shareholders;

•	no separate approval of VPI’s shareholders is required for the Offer, because the Offer is made directly to VPI’s shareholders, who have a choice whether to tender or not; and

•	the Offer does not compel any VPI shareholder to sell shares so the Unaffiliated Shareholders of VPI have the option to determine whether or not to pursue the liquidity available in the Offer.

3. Position of VPI’s Independent Director Regarding the Fairness of the Offer

The Independent Director of the Board considered and evaluated the Offer from SIC and recommends that the Unaffiliated Shareholders tender their VPI shares pursuant to the Offer. The Board has four other directors besides the Independent Director. Because three members of the Board are affiliated with SIC and the fourth was employed by an affiliate of SIC, those directors have recused themselves and will not make any recommendation with respect to the Offer.

THE INDEPENDENT DIRECTOR RECOMMENDS THAT THE UNAFFILIATED SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR VPI SHARES PURSUANT TO THE OFFER.

Reasons for Recommendation

In (a) determining that the Offer is advisable, fair to, and in the best interests of the Unaffiliated Shareholders, and (b) recommending that the Unaffiliated Shareholders accept the Offer and tender their VPI shares pursuant to the Offer, the Independent Director considered a number of factors.

VPI’s Independent Director gave consideration to the following material factors, among others, each of which he considered positive:

•	the financial analyses included in the fairness opinion provided by FPK. See “Special Factors,” Section 4 (“Reports, Opinions and Appraisals/Company Projections”);

•	the Offer will provide liquidity for the VPI shareholders whose ability to sell their shares is limited due to the absence of a trading market for VPI common stock;

•	VPI had, in the past, unsuccessfully sought other strategic alternatives to provide the shareholders with liquidity.

•	the Offer will provide cash consideration to VPI shareholders other than SIC, many of whom have been long-standing and loyal VPI shareholders;

•	each VPI shareholder will be able to decide voluntarily whether or not to tender such shareholder’s shares in the Offer;

•

if SIC obtains more than 90% of the VPI shares and elects to consummate the Merger (as defined in the Offer to Purchase), VPI shareholders who elect not to tender their shares in the Offer may receive the same $13.80 per share cash consideration in the Merger as that paid in the Offer, and those shareholders who exercise their rights to dissent from the Merger and demand an appraisal of the fair value of their VPI shares are able to do so under the California General Corporation Law;

•	if VPI requires additional capital in the future, many VPI shareholders might be unable to meet the capital calls and will suffer dilution as a result; and

•	if the Offer is not completed, there might not be another liquidity event in the future for VPI shareholders involving the sale of their VPI shares.

VPI’s Independent Director also considered the following material factors, among others, each of which he considered negative, in his evaluation of the fairness of the terms of the Offer:

•

following the successful completion of the Offer and the Merger, if consummated, the shareholders of VPI other than SIC, will cease to participate in the future earnings or growth, if any, of VPI or benefit from increases, if any, in the value of VPI;

•	the receipt of the $13.80 per share cash price in the Offer will generally be taxable to VPI’s shareholders; and

•	the fact that SIC is requiring shareholders to tender all of the VPI shares registered in the name of the record holder as opposed to permitting partial tenders of shares.

VPI’s Independent Director determined that the following factors were not relevant indicators of the value of the VPI shares:

•

The large number of VPI shareholders who hold relatively few shares in VPI and SIC’s desire and VPI’s desire to reduce the number of shareholders to ease the administrative and cost burden of dealing with many small shareholders; and

•	VPI has only one Independent Director who could make a recommendation to the shareholders of VPI other than SIC with respect to the Offer.

In arriving at his recommendations and determinations set forth above, the Independent Director considered the opinion of FPK that, as of April 30, 2008, and based upon and subject to the assumptions set forth therein, the consideration to be received by the Unaffiliated Shareholders pursuant to the Offer and other related transactions described in the Offer (collectively, the “Transaction”) was fair to the unaffiliated stockholders from a financial point of view.

The full text of FPK’s written opinion, dated as of April 30, 2008 and addressed to the Independent Director, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by FPK in preparing its opinion, is included below.

The foregoing discussion of information and factors considered and given weight by the Independent Director is not intended to be exhaustive, but is believed to include substantially all of the material factors, both positive and negative, considered by the Independent Director. In evaluating the transactions, the Independent Director considered his knowledge of the business, financial condition and prospects of the Company, and the views of the Company’s management and its financial and legal advisors. In view of the wide variety of factors considered in connection with his evaluation of the transactions, the Independent Director did not find it practicable to, and therefore did not quantify or otherwise assign relative weights to the specific factors considered in reaching his determinations and recommendations.

4. Reports, Opinions and Appraisals/Company Projections

VPI’s Independent Director has retained FPK as his financial advisor in connection with his evaluation of the Offer by SIC to acquire all of the shares of VPI common stock not owned by SIC. FPK is a full-service investment banking firm and has significant experience in the insurance industry. As part of its investment banking businesses, FPK is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. VPI’s Independent Director selected FPK because of, among other things, FPK’s reputation and experience advising insurance companies and companies whose shares have been subject to tender offers brought by majority shareholders. See “Offer Terms,” Section 15 (“Fees and Expenses”) for a description of the fee arrangement and other relationships between FPK and SIC.

Opinion of FPK.

A. Methodology and Scope

Under an engagement letter dated March 20, 2008, the Independent Director retained FPK to render certain limited investment banking services in connection with the possible tender offer for the shares owned by the Unaffiliated Shareholders. As part of that engagement, the Independent Director requested that FPK evaluate the fairness to the Unaffiliated Shareholders of VPI Shares, from a financial point of view, of the consideration to be paid to such holders in the Offer. On April 30, 2008, FPK rendered its opinion to the Independent Director to the effect that, as of the that date and based upon and subject to certain assumptions, factors and qualifications set forth therein, the per share consideration to be paid to the holders of VPI Shares in the Offer is fair to such holders from a financial point of view.

The full text of the FPK opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by FPK in connection with the opinion, is attached as Annex A to this Offer to Purchase and is incorporated into this Offer to Purchase by reference. FPK has consented to the reference to and reproduction of its opinion in this Offer to Purchase. You are urged to read FPK’s opinion carefully and in its entirety. The description of the FPK opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of the FPK opinion set forth in Annex A to this Offer to Purchase.

In connection with its opinion, FPK

•	Reviewed the draft Offer to Purchase dated April 29, 2008;

•	Analyzed certain historical financial statements of VPI; both audited and unaudited;

•	Held discussions with members of the senior management of VPI and SIC, as well as the Independent Director, lawyers and other affiliates who represent VPI;

•	Reviewed certain internal business, operating and financial information and forecasts for VPI, prepared by the senior management;

•

Reviewed information regarding publicly available financial terms of certain transactions involving companies in lines of business FPK believed to be generally comparable to those of VPI, and in other industries generally;

•	Reviewed public information with respect to certain other companies in lines of business FPK believed to be generally comparable to the business of VPI;

•	Conducted such other financial studies, analyses and investigation as FPK deemed relevant.

FPK relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all the information provided to, examined by or otherwise reviewed or discussed with FPK for purposes of this opinion. FPK did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of VPI or SIC. With respect to the financial forecasts, FPK assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the management of VPI. FPK did not assume any responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

In rendering its opinion, FPK assumed that the Offer would be identical in all material respects to the draft Offer to Purchase reviewed by FPK, and that the Offer would be consummated on the terms described in the draft Offer to Purchase, without any waiver or modification of any material terms or conditions by VPI. FPK also assumed that obtaining the necessary regulatory and contractual consents for the Offer would not have an adverse effect on VPI or the Offer. FPK did not express any opinion as to any tax or other consequences that might result from the Offer, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which FPK understood that VPI had obtained such advice as it deemed necessary from qualified professionals.

FPK’s engagement and opinion are for the benefit of the Independent Director and FPK’s opinion only addresses the fairness, from a financial point of view, to the holders of VPI Shares of the per share consideration to be paid to such holders in the Offer as of the date of FPK’s opinion. FPK’s opinion does not address the relative merits of the Offer as compared to other business strategies or transactions that might be available with respect to VPI or the underlying business decision by VPI to engage in the Offer, and is not intended to and does not constitute a recommendation to any holder of VPI Shares as to whether such holder should tender VPI Shares in the Offer. In arriving at its opinion, FPK was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of VPI Shares or any business combination or other extraordinary transaction involving VPI. FPK’s opinion is necessarily based on economic, monetary, market and other conditions in effect on, and information available to FPK as of, the date of FPK’s opinion. FPK assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

The following is a brief summary of the material financial analyses that FPK performed in connection with rendering its opinion. The summary of FPK’s analyses described below is not a complete description of the analyses underlying FPK’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, FPK considered the results of all the analyses and did not attribute any particular weight to any factor or analyses considered by it; rather, FPK made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses.

For purposes of its analyses, FPK considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of VPI. No company, transaction or business used in FPK’s analyses as a comparison is identical to VPI or the Offer, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the Offer, public trading or other values of the companies or transactions analyzed. The estimates contained in FPK’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities, actually may be sold. Accordingly, the estimates used in, and the results derived from, FPK’s analyses are inherently subject to substantial uncertainty.

The analyses summarized below include information presented in tabular format. In order to fully understand FPK’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of FPK’s financial analyses.

B. Valuation Analyses

(i) Public Market Trading Analysis

FPK reviewed and analyzed selected public companies that it viewed as reasonably comparable to VPI. In performing this analysis, FPK reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for VPI.

The companies included in this analysis were:

•	American Physicians Capital, Inc.

•	AMERISAFE, Inc.

•	AmTrust Financial Services, Inc.

•	Darwin Professionals Underwriters, Inc.

•	First Mercury Financial Corporation

•	FPIC Insurance Group, Inc.

•	Hallmark Financial Services, Inc.

•	Meadowbrook Insurance Group, Inc.

•	National Interstate Corporation

•	Navigators Group, Inc.

•	SeaBright Insurance Holdings, Inc.

•	Tower Group, Inc.

The estimated financial information for the selected public companies used by FPK in its analysis was based on estimates available as of April 25, 2008. The historical financial information used by FPK in its analysis was based on publicly available historical information. The market price information used in such analysis was as of April 25, 2008.

The financial information compared included price, market capitalization, price as a multiple of estimated earnings per share for 2008 and 2009, price as a multiple of generally accepted accounting principles (“GAAP”) book value as of December 31, 2007 and the estimated return on average equity for 2008 and 2009. In order to arrive at a public market reference range for VPI, FPK derived multiples for the comparable companies, including price as a multiple of (i) estimated earnings per share for 2008 and 2009 in accordance with GAAP and (ii) GAAP book value. This analysis indicated the following multiples:

	Price to:
	2008E EPS		2009E EPS		Book Value
Mean	9.2	x	8.7	x	1.56	x
Median	9.4		8.1		1.42

On the basis of certain of the foregoing information, FPK calculated a range of per share equity values for VPI of $8.00 to $10.00.

(ii) Precedent Transactions Analysis

FPK reviewed and analyzed certain publicly available financial information for selected precedent merger and acquisition transactions in the insurance industry and compared such information to the corresponding information for the Offer. Specifically, FPK reviewed 24 insurance transactions announced from 2003 to the present, including thirteen insurance transactions announced from 2007 to the present. In order to arrive at a valuation range for VPI based on comparable transactions, FPK derived multiples for the comparable transactions, including the price paid for the target companies as a multiple of (i) the reported book value of the target companies and (ii) latest twelve month (“LTM”) net operating income of the target companies at the date of announcement. The precedent transactions reviewed were:

Date Announced	Acquirer	Target

04/02/08	Argo Group International Holdings, Ltd.	Heritage Underwriting Agency, Plc (UK)

02/20/08	Meadowbrook Insurance Group, Inc.	ProCentury Corporation

01/14/08	Hanover Insurance Group, Inc.	Verlan Holdings, Inc.

01/10/08	Employers Holdings, Inc.	AmCOMP Incorporated

01/03/08	QBE Insurance Group. Ltd.	North Pointe Financial Services, Inc.

10/16/07	Munich Re	The Midland Company

10/15/07	The Doctors Company	SCPIE Holdings, Inc.

09/20/07	Rockhill Holdings Co.	RTW, Inc.

06/25/07	Hanover Insurance Group, Inc.	Professionals Direct, Inc.

06/11/07	D.E. Shaw & Company, LP	James River Group, Inc.

05/15/07	Validus Holdings, Ltd.	Talbot Holdings Ltd.

05/06/07	Liberty Mutual Holding Company Inc.	Ohio Casualty Corporation

04/27/07	Alleghany Corporation	Employers Direct Corp.

12/12/06	QBE Insurance Group. Ltd.	Praetorian Financial Group Inc.

09/08/06	CRM Holdings, Ltd.	Embarcadero Insurance Holdings, Inc. (Majestic)

04/12/06	Investor Group (led by Lightyear Capital)	Sirius America Insurance Company

04/29/05	Mercer Insurance Group, Inc.	Financial Pacific Insurance Group, Inc.

10/14/04	United National Group, Ltd.	Penn-America Group, Inc.

12/04/03	White Mountains Insurance Group, Ltd.	Atlantic Specialty Insurance Co.

09/05/03	Aspen Insurance Holdings Ltd.	Dakota Specialty Insurance Company

09/02/03	Alleghany Corporation	Landmark American Insurance Company

06/06/03	Alleghany Corporation	Royal Specialty Underwriting, Inc.

05/12/03	Investor group (led by Wand Partners)	Republic Insurance Group

03/18/03	Fox Paine & Company LLC	United National Group, Ltd.

FPK calculated the following multiples for the 24 selected transactions announced from 2003 to present:

	Price/Book Reported		Price/ Earnings
Mean	1.56	x	13.9	x
Median	1.51		12.7

On the basis of certain of the foregoing information, FPK calculated a range of per share equity values for VPI of $9.00 – $11.00.

(iii) Discounted Cash Flow Analysis

FPK performed a discounted cash flow analysis for VPI by adding (1) the present value of available dividends from VPI’s insurance subsidiaries and other estimated cash flows for full fiscal years 2008 through 2012 and (2) the present value of the terminal value of VPI based on projected GAAP net operating income for the fiscal year 2012. FPK calculated the terminal value of VPI by applying a multiple of 13.0x to VPI’s projected 2012 GAAP net operating income and a multiple of 1.70x to VPI’s projected 2012 GAAP book value. The terminal value refers to the value of all future cash flows from an asset at a particular point in time. FPK selected the range of multiples based on a number of factors, including consideration of the trading multiples derived in the comparable companies analysis and historical trading multiples of VPI and the companies in the comparable companies analysis. The dividends and terminal value were discounted to present value using a discount rate of 14.2%. This analysis resulted in a range of implied values for VPI on an equity value per share basis of $10.00 to $12.00.

FPK ran sensitivities to the discounted cash flow analysis for VPI adjusting the discount rate as well as the net income and book value exit multiples.

The following table presents the results of the net income multiple sensitivities, maintaining a 14.2% discount rate:

Implied Equity Value per Share
12.5x Exit Net Income Multiple	$11.54
13.0x Exit Net Income Multiple	$12.00
13.5x Exit Net Income Multiple	$12.47

The following tables present the results of the book value multiple sensitivities, maintaining a 14.2% discount rate:

Implied Equity Value per Share
1.60x Exit Book Value Multiple	$9.45
1.70x Exit Book Value Multiple	$10.04
1.80x Exit Book Value Multiple	$10.63

The following tables present the results of the discount rate sensitivities, maintaining a 1.70x book value multiple:

Implied Equity Value per Share
13.0% Discount Rate	$10.54
14.2% Discount Rate	$10.04
15.0% Discount Rate	$9.72

(iv) Other Analyses

Minority Buy-Out Premiums

FPK reviewed premiums paid by acquirers in selected completed minority buy-out transactions announced since January 1, 1997, where the acquirer owned at least 51% of the target before the transaction and 100% ownership after the transaction, and the acquired offer value was at least $50 million. The premiums paid information utilized by FPK was obtained from Thomson SDC Platinum (a data base designed to address specific needs of the capital markets industry). FPK showed the premiums paid for the 1 day, 1 week and 4 week periods prior to the transaction.

FPK reviewed the following all-cash acquisitions of minority interest transactions in the financial services sector:

Announced Date	Effective Date	Acquirer	Target
02/22/2007	09/28/2007	American Financial Group, Incorporated	Great American Financial Resources, Incorporated

01/24/2007	09/27/2007	American International Group	21st Century Insurance Group

11/20/2006	04/20/2007	Toronto-Dominion Bank	TD Banknorth, Incorporated

03/21/2006	05/24/2006	Erie Indemnity Company	Erie Family Life Insurance Company

10/10/2001	11/27/2001	Toronto-Dominion Bank	TD Waterhouse Group, Incorporated

06/06/2001	12/13/2001	Liberty Mutual Insurance Holding Company	Liberty Financial Companies

07/24/2000	01/11/2001	Phoenix Home Life Mutual Insurance Company	Phoenix Investment Partners, Limited

03/27/2000	06/27/2000	Hartford Fin Services Group, Incorporated	Hartford Life (ITT Hartford)

03/21/2000	04/20/2000	Citigroup, Incorporated	Travelers Property Casualty Corporation

01/19/2000	04/19/2000	Metropolitan Life Insurance Company	Conning Corporation

10/27/1998	12/14/1998	Allmerica Financial Corporation	CitizensHanover Insurance Companies

10/22/1998	04/29/1999	Bank of America, National Trust and Savings Association	BA Merchant Services (Bank of America) , LLC

06/02/1997	07/15/1997	Associated Insurance Companies	Acordia, Incorporated

01/13/1997	09/02/1997	Zurich Versicherungs GmbH	Zurich Reinsurance Centre, Incorporated

The results of these calculations were as follows:

	Number of Transactions	1-Day		1-Week		4 weeks
		Mean	Median	Mean	Median	Mean	Median
Financial Services	14	22.0%	16.7%	25.4%	18.0%	24.9%	24.3%

On the basis of certain of the foregoing information, FPK calculated a range of per share equity values for VPI of $9.40 to $12.20.

C. Miscellaneous

In connection with FPK’s services as the Independent Director’s investment banker, VPI agreed to pay FPK a fee of $100,000 which is not contingent upon the consummation of the Offer. VPI has also agreed to reimburse FPK for all expenses incurred in connection with the engagement and to indemnify FPK and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws. During the two years prior to this transaction, FPK has not received any investment banking fees from, or provided any investment banking services to, SIC or its affiliates, nor did FPK have any material relationship with VPI or its affiliates, during the two years prior to this transaction.

FPK or its affiliates may, as part of its investment banking business, actively trade the equity, debt or other securities (or related derivative securities) of SIC or its affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, FPK is affiliated with J.C. Flowers I, LP and J.C. Flowers II, LP, investment funds managed by J. Christopher Flowers and entities controlled by him. FPK was formerly an affiliate of the Swiss Re group of companies, which still holds a minority voting interest in FPK. Swiss Re and its subsidiaries, divisions, branches and affiliates are involved in a range of investment and financial business, both for their own accounts and for the account of their clients.

FPK is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. FPK was selected to act as investment banker to the Independent Director because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the general business of VPI. FPK prepared these analyses for the purpose of providing an opinion to the Independent Director as to the fairness, from a financial point of view, to the holders of VPI Shares of the consideration to be paid to such holders. The consideration to be paid to the Unaffiliated Shareholder pursuant to the Offer was determined through arms-length negotiations between representatives of the Independent Director and representatives of SIC and was approved by the Independent Director and VPI’s Board. FPK did not recommend any specified consideration to the Independent Director or to VPI or that any given consideration constituted the only appropriate consideration for the Offer.

The opinion of FPK was one of many factors taken into consideration by the Independent Director. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Independent Director with respect to the consideration or of whether the Independent Director would have been willing to recommend a transaction with different consideration. Additionally, FPK’s opinion is not intended to confer any rights or remedies upon any employee or creditor of VPI.

FPK was engaged by the Independent Director pursuant to a letter agreement entered into on March 20, 2008, to provide an opinion to VPI’s Independent Director regarding the fairness of the consideration to be received by the Unaffiliated Shareholders from a financial point of view. VPI has agreed to pay the fees and costs of FPK and to indemnify FPK against certain liabilities. No portion of the fees or costs is contingent upon the successful completion of the Offer.

The Independent Director also retained Hughes Hubbard to assist with his evaluation of the terms of the Offer. VPI will pay the fees and costs for these services. No portion of the fees or costs is contingent upon the successful completion of the Offer.

5. VPI Financial Projections

Projections Prepared by VPI. VPI does not, as a matter of course, make public forecasts or projections as to future premiums, revenues, earnings or other income statement data, cash flows and financial position information. However, as part of an annual review of VPI’s business model, including product profitability and other key business indicators, VPI management prepared financial projections as of December 12, 2007, which were provided to VPI’s Independent Director and FPK (the “VPI Projections”). The VPI Projections have been included in the Offer for the limited purpose of giving shareholders access to financial projections that were prepared by management and shared with VPI’s Independent Director and FPK. Such information was prepared by management for internal use and not with a view to publication.

The Company prepares its financial statements in conformity with statutory accounting principles (“SAP”) prescribed or permitted by the California Department of Insurance (“DOI”). SAP based financial statements may differ materially from financial statements and projections prepared in conformity with generally accepted accounting principles in the United States (“GAAP”). The primary, but not only, differences between SAP and GAAP is that for GAAP certain policy acquisition costs (“DAC”) are deferred and amortized into income in relation to premiums earned. In addition, SAP and GAAP recognize certain temporary federal income tax differences in different periods. (See Footnote 3 accompanying the financial statements in the Supplemental Report of VPI that accompanies this Offer for a further explanation of the differences between SAP and GAAP.)

The following is a summary of the VPI Projections prepared in accordance with SAP:

	2008	2009	2010	2011	2012
In (000’s)
Gross written premiums	$186,226	$217,925	$257,370	$302,631	$354,263
Net written premiums	157,480	184,287	217,643	255,917	299,579
Net earned premiums	141,088	165,108	194,992	229,283	268,401
Net investment income and other revenue	10,964	11,412	12,996	14,785	16,803

Total revenues	152,052	176,520	207,988	244,068	285,204
Total benefits and expenses	145,733	169,006	198,971	233,317	272,266

Income before income taxes	6,319	7,514	9,017	10,751	12,938
Provision for income taxes	2,149	2,555	3,066	3,655	4,399

Net income	4,170	4,959	5,951	7,096	8,539
Total assets(1)	138,800	154,300	169,200	188,400	205,400
Total liabilities(1)	98,900	109,500	118,500	130,500	139,000
Total surplus(1)(2)	39,900	44,800	50,700	57,900	66,400
Total return on surplus(2)(3)	10.5%	11.1%	11.7%	12.3%	12.9%
Total combined ratio(4)	103.3%	102.4%	102.0%	101.8%	101.4%

(1)	As of December 31 for the year indicated.
(2)	Includes the $15 million Certificate of Contribution. See “Special Factors,” Section 7 (“Terms and Structure of SIC’s Ownership and Operating Relationships with VPI”).
(3)	Surplus refers to ending surplus as of the indicated date as opposed to average surplus during the year.
(4)	For statutory accounting purposes, installment fees are recorded as other income and are therefore not included in underwriting operations for purposes of calculating the combined ratios. If installment fees were included in underwriting operations, the combined ratios would be 94.5%, 94.2%, 94.1%, 94.1%, and 94.1% in 2008 through 2012, respectively.

Key Assumptions. The projections were based on assumptions made by VPI’s management. The projections assume, among other things, an 18.9% compound growth rate in net written premiums. The Company’s loss and loss expense ratio is projected to decrease two percentage points in 2008 to 64.8% and increase to 66.6% in 2012. The ratio of other underwriting expenses to earned premiums is projected to increase two percentage points in 2008 to 38.5% and decrease to 34.9 % in 2012. The five year net income projections assume an 18.4% compound annual growth rate.

The VPI Projections were based on assumptions concerning VPI’s new policy acquisition, policies renewed, cancelled or non-renewed, average premiums per policy, investment income, other fee revenue, claim frequency and average claims paid, operating expense assumptions, and effective federal income tax assumptions. Projected information of this type is considered a forward-looking statement based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies. These uncertainties and contingencies are difficult to predict, and many are beyond the ability of any company to control. Accordingly, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than those set forth above. In addition, the VPI Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. Neither SIC’s nor VPI’s independent public accountants have examined or applied any agreed-upon procedures to this information and, accordingly, assume no responsibility for the accuracy of the VPI Projections.

Neither SIC nor VPI makes any representation to any holder of shares regarding the VPI Projections or intends to update or otherwise revise the VPI Projections included in this Offer to Purchase to reflect circumstances existing after the date when the VPI Projections were made or reflect the occurrence of future events.

6. VPI’s Independent Director Recommends that the Unaffiliated Shareholders Accept the Offer and Tender their VPI Shares Pursuant to the Offer

VPI is required by the federal securities laws to provide VPI shareholders with a Solicitation/Recommendation Statement on Schedule 14D-9. This statement will contain important information and may include certain material non-public information that VPI believes is necessary for shareholders to make a decision with respect to the Offer. We urge all VPI shareholders to review this statement carefully, which is included with the materials provided in connection with this Offer.

Under SEC rules, the Board is required to (i) recommend acceptance or rejection of the bidder’s tender offer, (ii) express no opinion and remain neutral toward the bidder’s tender offer, or (iii) state that it is unable to take a position with respect to the bidder’s tender offer in the Schedule 14D-9. In addition to the Independent Director, there are four other Board members. Because three members of the Board are affiliated with SIC and the fourth was formerly employed by an affiliate of SIC, those directors have recused themselves and will not make any recommendation with respect to the Offer. VPI’s Independent Director recommends that the Unaffiliated Shareholders accept the Offer and tender their VPI shares pursuant to the Offer. VPI’s Independent Director has indicated that he will tender all VPI shares held by him. Both SIC’s and the Board of Directors urge each shareholder to make his or her own decision as to the acceptability of the Offer, including the Offer price.

7. Terms and Structure of SIC’s Ownership and Operating Relationships with VPI

Voting Control. VPI is controlled by SIC, which exercises voting control over all matters requiring shareholder approval including the election of directors and the approval of significant corporate transactions. SIC owns approximately 65% of the outstanding shares of VPI common stock.

In March 1998, VPI sold $5.0 million in preferred stock to VCA Antech, Inc. (“VCA”), a publicly traded company that owns veterinary hospitals and animal reference laboratories. In September 1998, VPI sold $3.0 million of preferred stock to SIC. Each share of preferred stock was convertible into four shares of VPI common stock at the option of the holder. In February 2000, SIC purchased all of VCA’s preferred stock and became the majority shareholder in VPI. On April 14, 2003, SIC purchased 750,000 shares of VPI common stock from VPI for $9.0 million. On April 15, 2003, SIC converted all of its preferred stock into 2,580,648 shares of VPI common stock. On March 23, 2006, SIC entered into a settlement agreement with a former shareholder and his family containing certain covenants and agreements. As part of this agreement, 325,618 VPI shares were transferred to SIC.

Other than the 2006 transaction discussed above, SIC has made no other purchases of VPI common shares during the last two years. In addition, SIC has made no arrangements with other VPI shareholders.

Reinsurance Arrangement between SIC and VPI. DVM Insurance Agency (“DVM”), VPI’s licensed, non-resident insurance agency in all states outside California, places all insurance written outside California with National Casualty Company (“NCC”), which is a wholly-owned subsidiary of SIC. NCC cedes 100% of the business produced by DVM to SIC. VPI then assumes 80% of the non-California business from SIC.

For the years ended December 31, 2007, and December 31, 2006, the estimated premiums, losses and expenses retained by SIC from business generated by DVM, are as follows (in millions):

	Year Ended December 31
	2007 (unaudited)	2006 (audited)
Net written premiums	$23.1	$20.1
Net earned premiums	21.5	18.5
Less:
Losses incurred	13.4	10.8
Net commission expense	1.7	1.4

Net amounts retained by SIC	$6.4	$6.3

These amounts do not include premium taxes paid by SIC on business produced by NCC outside California, nor do they include the general and administrative expenses incurred by SIC related to the production of these premiums. SIC believes the reinsurance arrangement to be reasonable because: (i) the SIC reinsurance arrangement gives VPI the ability to leverage its surplus to write more business then would otherwise be possible absent the arrangement, (ii) the arrangement enables VPI to write business in states outside of California, (iii) the amounts retained by SIC are reduced by premium taxes, licenses and fees paid by SIC, (iv) SIC incurs economic risk by virtue of the reinsurance arrangement, (v) this arrangement enables VPI to write business throughout the United States, and (vi) this arrangement gives VPI flexibility with respect to meeting capital requirements.

VPI maintains a $14 million letter of credit as security for the unearned premium reserve due to SIC under the reinsurance agreement, to assure that trust funds are always available for transfer to SIC in compliance with insurance regulations.

Certificate of Contribution. On June 8, 2005, VPI received a $15.0 million capital infusion from SIC in the form of a Certificate of Contribution. This $15.0 million infusion was made pursuant to DOI approval and any payment of interest and repayment of principal must be first approved by the DOI. Under SAP, this Certificate of Contribution is permitted to be treated as additional capital, and therefore, enhances the surplus position of VPI. The Certificate of Contribution is subordinate in right and payment to claims of all other VPI creditors. The $15.0 million was used by VPI for capital surplus.

SIC may request, or the DOI may require, that this Certificate be converted into VPI common stock, in which case all remaining shareholders will suffer numerical dilution. For instance, if the $15.0 million Certificate was converted into VPI common stock at the tender offer price, an additional 1,086,957 VPI shares would be issued to SIC, or 18.8% of the total number of outstanding shares (not including the exercise of the 87,000 options outstanding). SIC’s ownership of VPI would then increase from 65% to 70% (not including the exercise of the 87,000 options outstanding), and the Unaffiliated Shareholders would decrease from 35% to 30%.

Capital Support Letter. In December 1999, SIC committed to the DOI to invest the necessary statutory capital and surplus, or renegotiate the reinsurance agreement with VPI, or both, in order for VPI to maintain the minimum level of statutory capital and surplus as required by the DOI (the “SIC Support Commitment”). This SIC Support Commitment remains in place. Management believes that the Company has adequate funds and positive cash flow to meet its operating cash requirements on an ongoing basis.

8. SIC’s Plans for VPI

Except as otherwise described in this Offer to Purchase, and subject to SIC’s prerogative to evaluate facts and circumstances after the Offer is completed, SIC does not have any current plans or proposals or negotiations that relate to or would result in:

•	an extraordinary corporate transaction involving VPI, such as a merger, reorganization or liquidation;

•	any purchase, sale or transfer of a material amount of assets of VPI;

•	any change in the management or board of directors of VPI or any change in any material term of the employment of any executive officer; or

•	any other material change in VPI’s corporate structure or business.

In connection with the Offer, SIC expects to review VPI and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Offer. SIC expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Changes could include, among other things, changes in VPI’s business, corporate structure, articles of incorporation, by-laws, capitalization, changes to the board or management. SIC currently intends to retain the shares of VPI common stock acquired pursuant to the Offer and has no plans currently to issue capital stock to any third party, although SIC may affect the Merger.

9. Conduct of VPI’s Business if the Offer Is Not Completed

If the Offer is not completed because the Minimum Condition is not satisfied or another condition is not satisfied or waived, SIC expects that VPI’s management will continue to operate the business of VPI substantially as presently operated. However, in that event, SIC will re-evaluate the role of VPI within the overall strategy being pursued by SIC. SIC also may consider alternative transactions to reduce or eliminate the minority interest in VPI, including but not limited to engaging in privately negotiated purchases of shares of VPI common stock to increase SIC’s aggregate ownership of VPI to at least 90% of the then outstanding shares of VPI common stock, and then effecting a short-form merger.

If SIC was to pursue any of these alternatives, it might take considerably longer for the Unaffiliated Shareholders of VPI to receive any consideration for their shares than if they had tendered their shares in the Offer. Any such transaction may result in proceeds per share to the shareholders of VPI that are more or less than or the same as the Offer price. In addition, if the Offer is not completed, SIC might consider in the future a sale or transfer of its controlling interest to a third party. This sale or transfer, if it occurs, might not include the shares of the Unaffiliated Shareholders.

OFFER TERMS

1. General Terms and Conditions

Upon the terms and subject to the conditions set forth in the Offer, including the terms and conditions set forth in “Offer Terms,” Section 11 (“Certain Conditions of the Offer”) and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the “Offer Conditions”), SIC will accept for payment, and pay for, VPI shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by “Offer Terms,” Section 4 (“Rights of Withdrawal”). The term “Expiration Date” means 5:00 p.m., New York City time, on May 30, 2008, unless and until SIC shall have extended the period for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by SIC, shall expire. The period until 5:00 p.m., New York City time, on May 30, 2008, as such may be extended is referred to as the “Offering Period.”

Subject to the applicable rules and regulations of the SEC, SIC expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all VPI shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder’s shares. “Offer Terms,” Section 4 (“Rights of Withdrawal”).

Subject to the applicable regulations of the SEC, SIC also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date, to:

•

delay acceptance for payment of, regardless of whether such VPI shares were theretofore accepted for payment, any tendered shares, or to terminate or amend the Offer as to any shares not then paid for, on the occurrence of any of the events specified in “Offer Terms,” Section 11 (“Certain Conditions of the Offer”); and

•	waive any condition and to set forth or change any other term and condition of the Offer except as otherwise specified in “Offer Terms,” Section 11 (“Certain Conditions of the Offer”);

in each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof or issuing a letter to shareholders. If SIC accepts any VPI shares for payment pursuant to the terms of the Offer, it will accept for payment all shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including, but not limited to, the Offer Conditions, it will promptly pay for all shares so accepted for payment. SIC confirms that its reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934 (“Exchange Act”), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law, including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change, and without limiting the manner in which SIC may choose to make any public announcement, SIC shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a letter to shareholders or other announcement.

If, during the Offering Period, SIC, in its sole discretion, shall increase or decrease the consideration offered to holders of VPI shares, such increase or decrease shall be applicable to all holders whose shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten-business-day period. SIC confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, SIC will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in or waivers of the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of shares sought, a minimum of ten business days may be required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m., New York City time.

Pursuant to Rule 14d-11 of the Exchange Act, after the expiration of the Offer, if all the conditions to the Offer have been satisfied or waived, and subject to certain other conditions, SIC may elect, in its sole discretion, to provide a subsequent offering period (a “Subsequent Offering Period”) pursuant to which SIC may add a period of between three and 20 business days to permit additional tenders of VPI shares not tendered during the period of the Offer prior to the Expiration Date. If SIC decides to provide for a Subsequent Offering Period, SIC will make an announcement to that effect by issuing a letter to all shareholders not later than the next business day after the Expiration Date (as that date may have been extended). If SIC elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, to extend the Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days, by giving oral or written notice of such extension to the Depositary. VPI SHARES TENDERED IN A SUBSEQUENT OFFERING PERIOD MAY NOT BE WITHDRAWN.

SIC has exercised its rights as a shareholder of VPI to request VPI’s shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. VPI has provided SIC with VPI’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of VPI shares and options whose names appear on the VPI shareholder list.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer, including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment, SIC will accept for payment, and will pay for, VPI shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. Subject to applicable rules of the SEC, SIC expressly reserves the right to delay acceptance for payment of shares in order to comply, in whole or in part, with any applicable law. See “Offer Terms,” Section 11 (“Certain Conditions of the Offer”). In all cases (including during any Subsequent Offering Period), payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	a properly completed and duly executed Letter of Transmittal, or facsimile thereof, with any required signature guarantees; and

•	any other required documents.

For purposes of the Offer, SIC will be deemed to have accepted for payment VPI shares validly tendered and not withdrawn as, if, and when SIC gives oral or written notice to the Depositary of its acceptance for payment of such shares pursuant to the Offer. Payment for VPI shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from SIC and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED VPI SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

If any tendered VPI shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, certificates for such unpurchased shares will be returned, without expense to the tendering shareholder.

SIC reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the VPI shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve SIC of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for VPI shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Tendering Shares

Valid Tenders. To validly tender VPI shares pursuant to the Offer; a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for VPI shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase.

Record Holders; No Partial Tenders. All tenders must be in the name of the record holder. The “record holder” is the name that is on the stock certificate. If you elect to participate in the Offer, you must tender all of the VPI shares registered in the name of the record holder. Some shareholders might be in control or in possession of stock certificates in the names of multiple record holders. For example, a shareholder might have VPI shares registered in his name and also in the name of an IRA where he is the named beneficiary. In these cases, a shareholder may tender VPI shares in the name of one record holder but not others. However, if a record holder elects to tender any VPI shares, then all VPI shares in the name of that record holder must be tendered.

Effects of April 9, 1997 1-for-8 reverse stock split. On April 9, 1997, and with the approval of VPI’s then Board of Directors and shareholders, VPI filed an amendment to its Articles of Incorporation reflecting a 1-for-8 reverse stock split. If you received or paid for VPI shares prior to April 9, 1997, or if you were granted employee incentive stock options prior to April 9, 1997, your shares or incentive stock options were adjusted on VPI’s corporate records to reflect the 1-for-8 reverse stock split. This means that if you did not replace your pre-April 9, 1997 VPI share certificates to reflect the correct post-split amounts, then your pre-split share certificate in your possession reflects a greater number of VPI shares than what in fact you currently own. For example, if you held 1,000 shares prior to April 9, 1997, you now actually hold 125 shares, reflecting the effect of the 1-for-8 reverse stock split (1,000 ÷ 8 = 125). Similarly, if you were granted 500 employee incentive stock options prior to April 9, 1997, and if you exercised those options, you now hold 63 shares, reflecting the effect of the 1-for-8 reverse stock split (500 ÷ 8 = 63 (rounded up)). If you held non-qualified options prior to April 9, 1997, and if you exercised those options, your VPI shares from those options might or might not be adjusted to reflect the reverse stock split based on whether the option contained or was granted protection against dilutive events.

Certificates Held with a Different Company Name. Many shareholders may hold certificates showing a company name other than VPI, such as California Veterinary Services, Inc. or Veterinary Pet Services, Inc. The Company was named California Veterinary Services, Inc. until 1997 when it charged its name to Veterinary Pet Services, Inc. In 2005, Veterinary Pet Services, Inc. was merged into VPI, with VPI being the surviving company. Accordingly, you may tender share certificates in the Offer with the company name of VPI, Veterinary Pet Services, Inc. or California Veterinary Services, Inc.

Lost, Destroyed or Stolen Certificates. If any VPI certificate(s) has been lost, destroyed or stolen, the shareholder should promptly notify the Information Agent, Georgeson Inc, toll-free at (877) 868-4970. The shareholder will then be instructed as to the steps that must be taken in order to replace the VPI certificate(s). The Information Agent will require you to complete an affidavit of loss and return it to the Information Agent, who will review it for completeness and accuracy, and, if complete and accurate, will then forward it to the Depositary for processing. The Depositary will process the lost certificate in “book entry” format on VPI’s stock ledgers, and no substitute certificate shall be issued to the shareholder unless SIC does not accept the tenders, in which case a substitute VPI stock certificate will be issued and returned to the shareholder. Assuming SIC accepts the tenders and the Offer is completed, the shareholder’s VPI shares will be cancelled from VPI’s stock ledgers and a check for the proceeds, less any applicable tax withholding and fees, shall be forwarded by the Depositary to the shareholder. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen VPI certificates have been followed. We urge you to contact the Information Agent, immediately, in order to receive further instructions and to permit timely processing of this documentation.

Conditional Option Exercises. The shares eligible to be tendered in the Offer include common stock issuable upon the conditional exercise of options to purchase VPI common stock. VPI has advised SIC that all outstanding options under VPI’s stock option plans, are fully vested and exercisable. Holders of options (“Eligible Options”) may conditionally exercise any or all of their Eligible Options by executing and delivering to the Company a “Notice of Conditional Exercise,” which will be provided to eligible option holders by VPI in a document entitled “Instructions and Notice for Conditional Exercise.” Eligible Option holders who elect to conditionally exercise their Eligible Options may not use the Letter of Transmittal, and instead must use the Notice of Conditional Exercise, to conditionally exercise their options.

The exercise of such options will be “conditional” because holders of Eligible Options will be deemed to exercise their options only if, and to the extent that, SIC actually accepts for payment and pays for shares tendered pursuant to the Offer. If tendered VPI shares are accepted for payment and paid for by SIC pursuant to the Offer, conditionally exercised Eligible Options will become unconditionally and irrevocably exercised options. Eligible Options that are conditionally exercised will count toward the determination whether the Minimum Condition has been satisfied.

SIC has been informed by VPI that holders of Eligible Options will be permitted to conditionally exercise such options on a “cashless exercise” basis (which means that the option holder does not have to pay the exercise price in cash on exercise). The consideration received by an Eligible Option holder who conditionally exercises his Eligible Options, if the Offer is consummated, will be an amount per underlying share equal to the difference between $13.80 and the per share exercise price under the option, without interest less any required withholding taxes.

Eligible Option holders should read this Offer to Purchase, the related Letter of Transmittal and the Instructions and Notice for Conditional Exercise. Eligible Option holders who wish to conditionally exercise Eligible Options in the Offer should review the information, and must follow the instructions, contained in the Instructions and Notice for Conditional Exercise.

In addition to the conditional exercise procedures described above that apply to holders of Eligible Options, holders of any options to acquire VPI shares may exercise their options in advance of the Expiration Date and tender shares issued upon exercise by executing and delivering a Letter of Transmittal and following the instructions and procedures for tendering shareholders set forth in this Offer to Purchase and the Letter of Transmittal. Such exercise of options is not revocable, regardless of whether any of the VPI shares issued upon such exercise and tendered in the Offer are accepted for payment pursuant to the Offer and regardless of whether the Offer is consummated. Eligible Option holders who also hold VPI common stock directly in addition to their options and wish to tender such shares in the Offer must execute and deliver a Letter of Transmittal with respect to such shares in accordance with the instructions set forth in this Offer to Purchase and the Letter of Transmittal.

Signature Procedures and Signature Guarantees. Signatures on a Letter of Transmittal need not be guaranteed if the Letter of Transmittal is signed by the registered holders of VPI shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal. See Instruction 1 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described below. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by SIC, proper evidence satisfactory to SIC of their authority to so act must be submitted. See Instruction 1 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if an authorized signer of the Letter of Transmittal is directing that payment be made to a third party, then all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).

THE METHOD OF DELIVERY OF THE VPI SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. AN ENVELOPE ADDRESSED TO THE DEPOSITARY IS ENCLOSED WITH THESE MATERIALS FOR YOUR CONVENIENCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any provision hereof, payment for VPI shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED VPI SHARES BE PAID BY SIC, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

Tender Constitutes an Agreement. The valid tender of VPI shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and SIC upon the terms and subject to the conditions of the Offer.

Appointment of Proxies. By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of SIC as such shareholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the VPI shares tendered by such shareholder and accepted for payment by SIC, and with respect to any and all other shares or other securities issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered coupled with an interest in the tendered VPI shares. Such appointment is effective when, and only to the extent that, SIC deposits the payment for such shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given, and, if given, will not be deemed effective. SIC’s designees will, with respect to the shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of VPI, by written consent in lieu of any such meeting or otherwise. SIC reserves the right to require that, in order for VPI shares to be deemed validly tendered, immediately upon SIC’s payment for such shares, SIC must be able to exercise full voting rights with respect to such shares.

Determination of Validity. All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any tender of VPI shares will be determined by SIC in its sole discretion, which determination will be final and binding. SIC reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of SIC’s counsel, be unlawful. SIC also reserves the absolute right to waive any defect or irregularity in the tender of any shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of VPI shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of SIC. None of SIC, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. SIC’s interpretation of the terms and conditions of the Offer will be final and binding.

Backup Withholding. In order to avoid “backup withholding” of federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering VPI shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number, or “TIN”, on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 28%. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All shareholders who are United States persons surrendering VPI shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to SIC and the Depositary. Certain shareholders, including, among others, all corporations and certain foreign individuals and entities, are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that shareholder’s exempt status, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal. Such forms may be obtained from the Depositary.

4. Rights of Withdrawal

Tenders of VPI shares made pursuant to the Offer are irrevocable except that shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by SIC pursuant to the Offer, may also be withdrawn at any time after May 30, 2008. Any withdrawal must be of all VPI shares previously tendered.

For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the VPI shares to be withdrawn and the names in which the certificate(s) evidencing the shares to be withdrawn are registered, if different from that of the person who tendered such shares. If certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the VPI shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by SIC, in its sole discretion, which determination shall be final and binding. None of SIC, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

Withdrawals of tender for VPI shares may not be rescinded, and any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn VPI shares may be re-tendered by following one of the procedures described in “Offer Terms,” Section 3 (“Procedure for Tendering Shares”) at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

NO WITHDRAWAL RIGHTS WILL APPLY TO VPI SHARES TENDERED INTO A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. SEE “OFFER TERMS,” SECTION 1 (“GENERAL TERMS AND CONDITIONS”).

If SIC extends the Offer, is delayed in its acceptance for payment of VPI shares, or is unable to accept for payment shares pursuant to the Offer, for any reason, then, without prejudice to SIC’s rights under the Offer, the Depositary may, nevertheless, on behalf of SIC, retain tendered VPI shares, and such shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

5. Certain United States Federal Income Tax Consequences of the Offer

The following is a summary of certain United States federal income tax consequences of the Offer and the Merger, if the Merger occurs, to holders whose VPI shares are purchased pursuant to the Offer or whose shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of VPI shares in whose hands shares are not capital assets, nor does it address holders who hold shares as part of a hedging, “straddle,” conversion or other integrated transaction, as compensation, or to holders of restricted shares received as compensation or to holders of shares who are in special tax situations such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-United States persons. Furthermore, the discussion does not address the tax treatment of holders who exercise appraisal rights in the Merger, if the Merger occurs, nor does it address any aspect of state, local or foreign taxation or estate and gift taxation.

The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders of VPI. Because individual circumstances may differ, each holder of shares should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such shareholder and the particular tax effects of the Offer, including the application and effect of state, local and other tax laws.

The receipt of cash for VPI shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign and other income tax laws. In general, for United States federal income tax purposes, a holder of shares will recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the shares sold pursuant to the Offer and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) sold pursuant to the Offer. If the VPI shares exchanged constitute capital assets in the hands of the shareholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15% if the VPI shares were held for more than one year on the date of sale, and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

Payments in connection with the Offer may be subject to “backup withholding” at a 28% rate. Backup withholding generally applies if a holder (a) fails to furnish its social security number or TIN, (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign shareholders if such foreign shareholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each shareholder should consult such shareholder’s own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

All shareholders who are United States persons surrendering VPI shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to SIC and the Depositary). Non-corporate foreign shareholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that shareholder’s exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO SHAREHOLDERS IN SPECIAL SITUATIONS SUCH AS SHAREHOLDERS WHO ARE NOT UNITED STATES PERSONS. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6. No Market for Shares; Dividends

Shares of VPI common stock are not traded on any exchange. No market has ever existed for shares of VPI common stock and no market for such shares exists today. No market for shares of VPI common stock is expected to develop in the future. VPI has never declared any dividends.

7. Certain Information Concerning VPI

The information concerning VPI contained in this Offer to Purchase, including that set forth below under the caption “Selected Financial Information,” has been furnished by VPI or has been taken from or based upon publicly available documents and records on file with the DOI. SIC has no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, or of any failure by VPI to disclose events that may have occurred or may affect the significance or accuracy of any such information but are unknown to SIC.

General. VPI is an insurance company providing accident and health insurance policies primarily for dogs and cats, and to a lesser extent for birds and other animals. VPI is a California-domiciled insurance company licensed by the DOI for property and casualty insurance. VPI is the largest licensed insurance company dedicated to selling approved pet insurance plans in the United States.

Available Information. Please refer to the VPI Supplemental Report, included with this Offer, that contains current information about VPI, including VPI management’s discussion and analysis. VPI is subject to certain of the information and reporting requirements of the DOI and in accordance therewith is obligated to file reports and other information with the DOI relating to its business, financial condition and other matters. Information, as of particular dates, concerning VPI’s directors and executive officers, the principal holders of VPI’s securities, any material interests of such persons in transactions with VPI and other matters is disclosed in reports and other information filed with the DOI. Such reports and other information may be inspected, without charge, at the offices of the DOI.

FINANCIAL INFORMATION

Selected Financial Data of Financial Condition and Results of Operations

Selected Financial Information. The Company prepares its financial statements in conformity with SAP prescribed or permitted by the DOI. SAP based financial statements may differ materially from financial statements and projections prepared in conformity with GAAP. The primary, but not only, differences between SAP and GAAP is that for GAAP certain policy acquisition costs (“DAC”) are deferred and amortized into income in relation to premiums earned. In addition, SAP and GAAP recognize certain temporary federal income tax differences in different periods. (See Footnote 3 accompanying the financial statements in the Supplemental Report of VPI that accompanies this Offer for a further explanation of the differences between SAP and GAAP.)

SAP Financial Summary. The following table sets forth summary historical financial data, prepared in accordance with SAP, for VPI as of and for each of the years ended December 31, 2007, 2006 and 2005.

In (‘000s)	Year Ended December 31,
	2007 (unaudited)(1)	2006 (audited)	2005 (audited)
Net written premiums	$125,917	$109,950	$93,173
Net earned premiums	117,458	101,700	86,767
Net investment income and other revenue	9,260	7,465	6,760

Total revenues(2)	126,718	109,165	93,527
Total benefits and expenses	121,313	104,194	90,238

Income before income taxes	5,405	4,971	3,289
Provision for income taxes	1,738	2,537	667

Net income	3,667	2,434	2,622
Total assets(3)	126,371	117,620	96,785
Total liabilities(3)	90,672	85,481	70,064
Total surplus(3)(4)	35,699	32,139	26,721
Total return on surplus(5)	10.3%	7.6%	9.8%

(1)	As reported to the California Department of Insurance in the Company’s Annual Statement for the year ended December 31, 2007.
(2)	Revenues are additive of net earned premiums and net investment income and other revenue, and do not appear on the audited financial statements.
(3)	As of December 31 for the year indicated.
(4)	Includes the $15 million Certificate of Contribution. See “Special Factors,” Section 7 (“Terms and Structure of SIC’s Ownership and Operating Relationships with VPI”).
(5)	Surplus refers to ending surplus as of the indicated date as opposed to average surplus during the year.

The following loss and LAE ratio and underwriting expense ratio are used to interpret the underwriting experience of property and casualty insurance companies. Losses and LAE, on a SAP basis, are stated as a percentage of premiums earned because losses occur over the life of a policy as premiums are earned. Underwriting expenses on a SAP basis are determined by comparing underwriting expenses as a percentage of premiums written, as most underwriting and policy acquisition expenses on a SAP basis are incurred when policies are written and are not allocated over the policy period. In addition, the underwriting expenses are net of lost and found registry fees and include certain costs expensed only under a SAP basis. The statutory underwriting profit margin is the extent to which the combined loss and LAE ratio and the underwriting expense ratio are less than 100%. A combined ratio in excess of 100% would indicate a loss related to underwriting activities. Our loss and LAE ratio, underwriting expense ratio, and combined ratio on a SAP basis for the last three years are shown in the following table.

	Year Ended December 31,
	2007	2006	2005
Statutory Ratios:
Loss and LAE ratio	66.8%	62.5%	62.7%
Underwriting expense ratio	34.1%	37.0%	38.5%
Combined ratio(1)	100.9%	99.5%	101.2%

(1)	For SAP purposes, installment fees are recorded as other income and are therefore not included in underwriting operations for purposes of calculating the combined ratios. If installment fees were included in underwriting operations, the combined ratios would be 95.5%, 94.1%, and 95.5% in 2007, 2006 and 2005, respectively.

8. Certain Information Concerning SIC

General. SIC is an Ohio corporation that currently owns approximately 65% of the issued and outstanding shares of VPI common stock. SIC operates as a property and casualty insurer through its subsidiaries. The principal executive offices of SIC are located at 8877 N. Gainey Center Drive, Scottsdale, Arizona 85258 (telephone number 480-365-4000). SIC specializes in excess and surplus insurance lines.

SIC was not convicted in a criminal proceeding during the past five years. SIC was not a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Interests of Executive Officers and Directors of SIC. The name, citizenship, business address, current principal occupation, including the name, principal business and address of the organization in which such occupation is conducted, and material positions held during the past five years, of each of the directors and executive officers of SIC are set forth in Schedule A to this Offer to Purchase.

In the past two years, other than the 2006 purchase of 325,618 VPI common shares from a shareholder and his family discussed in Section 7 above, SIC has not effectuated any transactions in VPI common stock. In addition, to the best of the knowledge of SIC, neither (i) any of the persons listed in Schedule A hereto, (ii) any associate or majority-owned subsidiary of SIC, (iii) VPI nor (iv) any pension, profit sharing or similar plan of VPI or its affiliates has effectuated any transactions in VPI common stock in the 60 days preceding the date of this Offer to Purchase, other than the issuance of shares pursuant to option exercises in the ordinary course.

Except as otherwise disclosed herein, no negotiations, transactions or material contacts have taken place during the past two years among SIC, or any of the persons listed in Schedule A hereto, on the one hand, and VPI or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of VPI’s securities, an election of VPI’s directors or a sale or other transfer of a material amount of assets of VPI nor have there been any negotiations or material contacts between (i) any affiliates of

VPI or (ii) VPI or any of its affiliates and any person not affiliated with VPI who would have a direct interest in such matters. See “Special Factors,” Section 1 (“Background of the Offer”). SIC has not, since the date hereof, had any transaction with VPI or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer except as disclosed herein.

Available Information. The Annual Statements filed by SIC with the Ohio Department of Insurance are available for inspection without charge at their offices at 2100 Stella Court Columbus, Ohio 43215 (and, after May 12, 2008, at 50 West Town Street, Third Floor – Suite 300, Columbus, Ohio 43215).

Forward-Looking Statements. Statements SIC may publish, including those included in this Offer to Purchase, that are not purely historical and that relate to the Offer, VPI, SIC or their respective businesses or proposed activities are “forward-looking statements.” These statements are based on SIC’s management’s current expectations and involve risks and uncertainties that include (i) whether the conditions to the Offer will be satisfied, (ii) following the consummation of the Offer, SIC’s ability to retain key employees and expand product offerings and business successfully, (iii) general economic factors and capital market conditions and (iv) general insurance industry trends. SIC cautions the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

9. Merger; Appraisal Rights

Merger. Section 1110 of the California General Corporation Law provides that with respect to a merger between a corporation and an at least 90%-held subsidiary corporation, the merger of the subsidiary corporation may be effected by a resolution or plan of merger adopted by the board of directors of the parent and subsidiary corporations, and approval of the plan by the shareholders of the subsidiary corporation is not required to consummate the merger. This is also known as a “short-form merger.” If SIC, as a result of the Offer, acquires 90% or more of the issued and outstanding shares of VPI common stock, SIC may transfer the shares of VPI common stock it owns to a wholly-owned subsidiary, and cause the subsidiary to merge with and into VPI in a short-form merger without the approval or any other action on the part of the remaining Unaffiliated Shareholders of VPI. This short-form merger would result in VPI becoming a wholly-owned subsidiary of SIC.

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION THAT SIC MAY MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

Appraisal Rights. Holders of VPI shares do not have appraisal rights in connection with the Offer. Since holders of the shares do not have appraisal rights in connection with the Offer, no demand for appraisal under Section 1300 of the California General Corporation Law should be made at this time. However, if the Merger is consummated, each holder of VPI shares who has properly demanded an appraisal under Section 1300 of the California General Corporation Law will be entitled to such appraisal of the fair value of the holder’s shares. The value determined could be more or less than or the same as the $13.80 per share cash consideration to be paid in the Offer and the Merger. If any holder of shares who demands appraisal under Section 1300 of the California General Corporation Law fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the California General Corporation Law, the shares of such shareholder will be converted into the right to receive the $13.80 per share cash consideration offered in the Merger. A shareholder may withdraw his demand for appraisal by delivery to SIC of a written withdrawal of his demand for appraisal.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the California General Corporation Law, and is qualified in its entirety by the full text of Section 1300 of the California General Corporation Law.

FAILURE TO FOLLOW THE STEPS REQUIRED BY THE CALIFORNIA GENERAL CORPORATION LAW FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

10. Source and Amount of Funds

The amount of funds required to purchase all 2,042,187 shares of issued and outstanding VPI common stock owned by shareholders other than SIC is $28,182,180.60. SIC has cash available to consummate the Offer. As of December 31, 2007, SIC had cash and cash equivalents available of $83 million, and policyholders’ surplus of $534 million, as determined in accordance with SAP. The Offer is not conditioned on SIC obtaining any financing.

11. Certain Conditions of the Offer

Notwithstanding any other provision of the Offer, SIC is not required to accept for payment, or pay for, any VPI shares, may postpone the acceptance for payment of, or pay for, tendered shares, and may, in its sole discretion, terminate or amend the Offer as to any VPI shares not then paid for if (i) at the expiration of the Offering Period, the Minimum Condition has not been satisfied or (ii) if on or after May 30, 2008, and at or prior to the time of the expiration of the Offer, any of the following events shall occur:

•

any preliminary or permanent judgment, order, decree, ruling, injunction, action, proceeding or application shall be pending or threatened before any court, governmental body or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, that would or might restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or materially impair the contemplated benefits of the Offer to SIC;

•

any statute, including without limitation any state anti-takeover statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the Offer, which would or might restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or materially impair the contemplated benefits of the Offer to SIC;

•

any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened that has or might have a materially adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of VPI;

•

there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, whether or not declared, acts of terrorism, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation, whether or not mandatory, by any governmental authority on, or any other event that might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation, whether or not mandatory, on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

any tender or exchange offer with respect to some or all of the outstanding shares other than the Offer, or a merger, acquisition or other business combination proposal for SIC or VPI, other than the Offer, shall have been proposed, announced or made by any person, entity or group; or

•	there shall have occurred or be in existence any other event, circumstance or condition, which, in the reasonable judgment of SIC, would prevent SIC from effecting the Offer;

which, in the reasonable judgment of SIC with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer.

The foregoing conditions are for the sole benefit of SIC and may be asserted by SIC regardless of the circumstances, including any action or inaction by SIC giving rise to any such conditions, or may be waived by

SIC in whole or in part, but only as to all VPI shares, at any time and from time to time in their reasonable discretion. The determination as to whether any condition has occurred shall be in the sole discretion of SIC and will be final and binding on all parties. The failure by SIC at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the foregoing, SIC shall not be obligated to purchase any VPI shares in the Offer if less than 850,000 of the outstanding shares of VPI common stock are validly tendered. In addition, shareholders who elect to participate in the Offer must tender all of the VPI shares registered in the name of the record holder. The record holder is the name that is on the stock certificate. No partial tenders of VPI shares will be accepted.

SIC will make a public announcement of any termination of the Offer or any material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. See “Offer Terms,” Section 1 (“General Terms and Conditions”).

12. Dividends and Distributions

If, on or after the date hereof, VPI should (i) split, combine or otherwise change the shares of its common stock or its capitalization, (ii) acquire currently outstanding shares or otherwise cause a reduction in the number of outstanding shares or (iii) issue or sell additional shares of its common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, then, subject to the provisions of “Offer Terms,” Section 11 (“Certain Conditions of the Offer”), SIC, in its sole discretion, may make such adjustments as it deems appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

If, on or after the date hereof, VPI should declare or pay any cash dividend on shares of its common stock or other distribution on shares of its common stock, or issue with respect to its common stock any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the shares purchased pursuant to the Offer to SIC or its nominee or transferee on VPI’s stock transfer records, then, subject to the provisions of “Offer Terms,” Section 11 (“Certain Conditions of the Offer”), (i) the Offer price and other terms of the Offer may, in the sole discretion of SIC, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of SIC and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of SIC, accompanied by appropriate documentation of transfer, or (b) at the direction of SIC, be exercised for the benefit of SIC, in which case the proceeds of such exercise will promptly be remitted to SIC. Pending such remittance and subject to applicable law, SIC will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer price or deduct from the Offer price the amount or value thereof, as determined by SIC in its sole discretion.

13. Certain Legal Matters

General. Except as otherwise disclosed herein, SIC is not aware of any licenses or other regulatory permits that appear to be material to the business of VPI and that might be adversely affected by the acquisition of the VPI shares by SIC pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of the shares by SIC pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. However, SIC does not intend to delay the purchase of the shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to VPI’s business or that certain parts of VPI’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause SIC to elect to terminate the Offer without the purchase of the VPI shares thereunder. SIC’s obligation under the Offer to accept for payment and pay for the shares is subject to certain conditions. See “Offer Terms,” Section 11 (“Certain Conditions of the Offer”).

Ohio Insurance Code. Chapter 3901-3-02 of the Ohio Administrative Code requires domestic insurance companies to file a notice with the Ohio Insurance Department to report increases in the domestic insurance company’s ownership of a foreign insurance company.

California Insurance Holding Company Systems Regulatory Act. Section 1215.2 of the California Insurance Holding Company Systems Regulatory Act provides that approval of the DOI is required prior to making an offer to acquire control of any domestic insurer through the acquisition of voting securities or otherwise. However, because SIC already controls VPI, the Offer is exempted from the requirements of Section 1215.2.

Antitrust Compliance. SIC believes that the Offer is exempt from the reporting requirements contained in the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

State Takeover Laws. VPI conducts business in a number of states throughout the United States, some of which have enacted takeover laws. SIC has not determined whether any of these state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, SIC has not attempted to comply with any state takeover statute or regulation. SIC reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, SIC might be required to file certain information with, or to receive approvals from, the relevant state authorities, and SIC might be unable to accept for payment or pay for VPI shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, SIC may not be obliged to accept for payment or pay for any VPI shares tendered pursuant to the Offer. See “Offer Terms,” Section 11 (“Certain Conditions of the Offer”).

14. Certain Effects of the Offer

Participation in Future Growth. If you tender your VPI shares in the Offer, you will not have the opportunity to participate in the future earnings, profits and growth of VPI and will not have the right to vote on corporate matters relating to VPI. If both the Offer and the Merger are completed, SIC will own a 100% interest in the net book value and net earnings of VPI and will benefit from any future increase in the value of VPI. Similarly, SIC will bear the risk of any decrease in the value of VPI and you will not face the risk of a decline in the value of VPI. If the Merger is completed, SIC’s aggregate beneficial interest in VPI’s net book value and net earnings would increase from approximately 65% to 100%. However, even if the Offer is consummated, the Merger might not be completed if SIC does not obtain more than 90% ownership of the VPI shares or, even if it does, SIC otherwise elects not to complete the Merger.

Market for Shares. There currently is no market for VPI common stock and VPI common stock does not trade nor has it ever been publicly traded. Following the completion of the Offer, the purchase of VPI shares by SIC pursuant to the Offer or any subsequent privately negotiated purchases would reduce the number of shares of VPI common stock.

15. Fees and Expenses

Except for the Information Agent, SIC will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the VPI shares pursuant to the Offer.

FPK is acting as financial advisor to VPI’s Independent Director in connection with the Offer. VPI has agreed to pay FPK as compensation for its services an aggregate fee of $100,000. In addition, VPI has agreed to reimburse FPK for expenses incurred in connection with, and to indemnify FPK against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, the Offer. In the ordinary course of business, FPK and its affiliates may actively trade the securities of affiliates of SIC for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

SIC has retained Georgeson Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of VPI shares by mail, e-mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of shares. SIC will pay the Information Agent reasonable and customary compensation for such services, and will reimburse the Information Agent for its out-of-pocket expenses. SIC has also agreed to indemnify the Information Agent against certain liabilities, including under the federal securities laws.

SIC has retained Mellon Investor Services LLC to act as the Depositary in connection with the Offer. SIC will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses. SIC has agreed to indemnify the Depository against certain liabilities, including under the federal securities laws.

The Independent Director has retained Hughes Hubbard and VPI will pay Hughes Hubbard’s reasonable fees and costs for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses.

16. Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of VPI shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. SIC may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of the VPI shares in such jurisdiction.

SIC is not aware of any jurisdiction in which the making of the Offer or the acceptance of the VPI shares in connection therewith would not be in compliance with the laws of such jurisdiction.

SIC has filed a Tender Offer Statement on Schedule TO with the SEC pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in “Offer Terms,” Section 7 (“Certain Information Concerning VPI”).

No person has been authorized to give any information or make any representation on behalf of SIC not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

SCOTTSDALE INSURANCE COMPANY

May 1, 2008

SCHEDULE A

INFORMATION CONCERNING THE

DIRECTORS AND EXECUTIVE OFFICERS OF SIC

The names of the directors and executive officers of SIC and their present principal occupation or employment and material employment history for the past five (5) years are set forth below. Each person listed below is a citizen of the United States and, unless otherwise specified, has his or her principal business address at 8877 N. Gainey Center Drive, Scottsdale, Arizona 85258.

Name	Age	Position
Michael D. Miller	55	Director, President and Chief Operating Officer
Gary L. Tiepelman	54	Director, Senior Vice President of Underwriting
Susan Wain	60	Director, Senior Vice President of Claims
Alesia Martin	47	Vice President of Human Resources
Doreen K. Reinke	50	Director, Vice President of Operations
Joe Griffith	45	Vice President and Chief Information Officer
John Zicarelli	58	Vice President of Strategy and Risk Management
Ken Levine	45	Vice President of Actuarial and Chief Actuary
Lindsey McCutchan	42	Vice President of Legal
Peter W. Harper	46	Director, Vice President of Finance and Treasurer
W.G. Jurgensen	56	Director
Larry A. Hilsheimer	50	Director

Michael D. Miller is the President, Chief Operating Officer and a Director of SIC, Scottsdale Indemnity Company, Scottsdale Surplus Lines Insurance Company and National Casualty Company. Mr. Miller has been employed by SIC most recently since August 2003. From May 2001 until August 2003, Mr. Miller was the Senior Vice President-Finance of Nationwide Mutual Insurance Company.

Gary L. Tiepelman is the Senior Vice President of Underwriting and a Director of SIC. He has been employed by SIC since 1983 and was elected Senior Vice President in December 2000.

Susan Wain is the Senior Vice President of Claims and a Director of SIC. Ms. Wain joined SIC in 1991 and was elected Senior Vice President in April 2007.

Alesia Martin is the Vice President of Human Resources. Ms. Martin joined SIC in 2004. From 2001 until 2004, she was the Vice President-Human Resources of Catalytica Energy Systems.

Doreen K. Reinke is the Vice President of Operations and a Director of SIC. Ms. Reinke joined SIC in 1991 and was elected Vice President in May 2000.

Joe Griffith is a Vice President and the Chief Information Officer of SIC. Mr. Griffith has been with SIC since 1995 and was elected Vice President in February 2006.

John Zicarelli is the Vice President of Strategy and Risk Management of SIC. Mr. Zicarelli has been with SIC since 1992 and was elected Vice President in May 1994.

Ken Levine is the Vice President of Actuarial and Chief Actuary of SIC. Mr. Levine has been with SIC since 1996 and was elected Vice President in December 2000.

Lindsey McCutchan is the Vice President of Legal of SIC. Mr. McCutchan joined SIC in 2006. From 2003 until 2006, he was Senior Counsel of Nationwide Mutual Insurance Company.

SCHEDULE A-1

Peter W. Harper is the Vice President of Finance and Treasurer of SIC. Mr. Harper joined SIC in 2005. From 2003 until 2005, he was the Chief Financial Officer of Suntron Corporation.

W.G. Jurgensen has been a Director of SIC since May 2000. Mr. Jurgensen has been the Chief Executive Officer of Nationwide Mutual Insurance Company (“Nationwide Mutual”) since August 2000 and a director since May 2000. He also serves as Chief Executive Officer of several other companies within the Nationwide enterprise, which is comprised of Nationwide Mutual, Nationwide Financial Services, Inc., Nationwide Mutual Fire Insurance Company and all of their respective subsidiaries and affiliates. Mr. Jurgensen has been a director of Nationwide Mutual, Nationwide Mutual Fire Insurance Company, Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company since May 2000, and serves as a director of several other companies within Nationwide, as well as a trustee of Nationwide Foundation, a not-for-profit corporation that contributes to nonprofit agencies and community projects. Mr. Jurgensen has been a director of ConAgra Foods, Inc., a producer and marketer of food products, since August 2002. Mr. Jurgensen’s principal business address is One Nationwide Plaza, Columbus, Ohio 43215-2220.

Larry A. Hilsheimer became a Director of SIC on March 14, 2008. Since October 2007, he has been an Executive Vice President of Nationwide Mutual Insurance Company. Mr. Hilsheimer’s principal business address is One Nationwide Plaza, Columbus, Ohio 43215-2220.

SCHEDULE A-2

ANNEX A

Wednesday, April 30, 2008

Mr. David Lancer

Independent Director of the Board of Directors of Veterinary Pet Insurance Company

3060 Saturn St

Brea, California 92821

Mr. Lancer;

You have requested our opinion as to the fairness, from a financial point of view, to the holders, other than Scottsdale Insurance Company (“SIC”), of outstanding shares of common stock, par value $0.18 per share (the “Shares”), of Veterinary Pet Insurance Company (the “Company” or “VPI”) of the $13.80 per Share in cash (the “Consideration”) proposed to be received by the holders of Shares other than SIC (the “Shareholders”), pursuant to the Offer to Purchase dated as of April 29, 2008 (the “Offer to Purchase”) by SIC to the Shareholders. Pursuant to the terms of and subject to the conditions set forth in the Offer to Purchase, SIC has offered to pay $13.80 in cash for Shares of the Shareholders subject to certain conditions, including, without limitation, that a minimum of 850,000 Shares are tendered and that no partial tender of Shares by any Shareholder will be accepted by SIC (the “Offer”).

Since April, 2006, we have not had any material relationship with the Company. During the previous two years, we have issued, and currently intend to continue issuing research coverage on SIC’s parent company Nationwide Financial Services.

In connection with our review of the proposed Offer and the preparation of our opinion herein, we have examined: (a) the draft Offer to Purchase dated April 29, 2008; (b) certain historical financial statements of the Company; both audited and unaudited (c) certain internal business, operating and financial information and forecasts for the Company, prepared by the senior management and approved for our use by the Company (the “Forecasts”); (d) information regarding publicly available financial terms of certain transactions in the property and casualty insurance industry; (e) information regarding publicly available financial terms of certain all cash minority buy out transactions in the financial services industry; (f) current and historical market prices and trading volumes of selected comparable companies; (g) publicly available information regarding VPI. We have also held discussions with members of the senior management of the Company and SIC, as well as the independent director, lawyers and other affiliates who represent VPI to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

For purposes of rendering our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all the information provided to, examined by or otherwise reviewed or discussed with us for purposes of this opinion. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or SIC. In addition, we did not make an independent evaluation of the adequacy of the reserves for, or collectibility of, reinsurance related to the unpaid loss and loss adjustment expenses of the Company or SIC nor have we reviewed any individual insurance claims files or contracts relating to the Company or SIC. We have, with your permission, assumed that the respective policy reserves / reserves for unpaid losses and loss adjustment expenses are adequate to cover such losses.

We have been advised by the management of the Company and SIC that the Forecasts examined by us have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company and SIC, as the case may be. In that regard, we have assumed, with your consent, that the Forecasts will be realized in the amounts and at the times contemplated thereby. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We were not requested to, and did not, participate in the negotiation or structuring of the Offer nor were we asked to consider, and our opinion does not address, the relative merits of the Offer as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

1

Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Offer will be consummated on the terms described in the Offer to Purchase, without any waiver of any material terms or conditions by SIC.

Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC and its affiliates are regularly engaged in the valuation of financial services company securities in connection with business combinations, investments and other transactions. As specialists in the securities of companies in the financial services industry, Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC has experience in, and knowledge of, the valuation of such enterprises. We expect to receive a fee for rendering this opinion. The Company has also agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We will not receive any payment or compensation contingent upon the successful completion of the Offer.

In the ordinary course of business, we or our affiliates may actively trade the equity, debt or other securities (or related derivative securities) of the Company and SIC for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, we are affiliated with J.C. Flowers I, LP and J.C. Flowers II, LP, investment funds managed by J. Christopher Flowers and entities controlled by him. We were formerly an affiliate of the Swiss Re group of companies, which still holds a minority voting interest in us. Swiss Re and its subsidiaries, divisions, branches and affiliates are involved in a range of investment and financial business, both for their own accounts and for the account of their clients.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Consideration to be received by the Shareholders in the Offer. We do not express any view on, and our opinion does not address, any other aspect of the Offer. We express no opinion herein out the fairness of the compensation to any of the officers, directors or employees of the Company relative to the Shareholders. Our investment banking services and our opinion were provided solely for the internal and confidential use and benefit of the Independent Director of the Board of Directors and senior management of the Company in connection with its consideration of the transaction contemplated by the Offer to Purchase. It is understood that this letter may not be summarized, described, reproduced, disseminated, quoted from, referred to or otherwise disclosed without our prior written consent, except that the opinion may be included in its entirety in submissions to state insurance regulatory authorities or any mailing to the Shareholders by the Company with respect to the Offer, provided that we will have the right to review and approve in advance all such disclosures, including any description or reference to us or this opinion prior to any filing thereof with any state insurance regulatory authority and prior to any dissemination to the Company’s Shareholders.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Offer Consideration to be received by the Shareholders is fair, from a financial point of view, to such Shareholders. This opinion has been approved by our fairness committee.

Very truly-yours,

FOX-PITT KELTON COCHRAN CARONIA WALLER (USA) LLC

2

The Depositary for the Offer is:

Mellon Investor Services LLC

By Overnight Courier:	By Mail:	By Hand:
Mellon Investor Services LLC Attn: Reorganization Department 480 Washington Boulevard Jersey City, NJ 07310	Mellon Investor Services LLC Attn: Reorganization Department P.O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services LLC Attn: Reorganization Department 480 Washington Boulevard Jersey City, NJ 07310

Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone number listed below.

The Information Agent for the Offer is:

Georgeson Inc.

New York, New York

Please Call Toll-Free: (877) 868-4970